Exhibit 10.49

EXECUTION COPY

COMMITMENT AGREEMENT

by and between

COOPER-STANDARD HOLDINGS INC.

and

THE BACKSTOP PURCHASERS SET FORTH HEREIN

Dated as of March 19, 2010

i

(n)	Disclosure Statement; Other Information	15

(o)	Absence of Certain Changes	15

(p)	No Violation or Default	16

(q)	Legal Proceedings	16

(r)	Title to Intellectual Property	16

(s)	Investment Company Act	17

(t)	Licenses and Permits	17

(u)	Compliance With Environmental Laws	18

(v)	Compliance With ERISA	18

(w)	Labor and Employment Matters	24

(x)	Insurance	25

(y)	No Broker’s Fees	26

(z)	Product Liability	26

(aa)	No Registration Rights	26

(bb)	Real and Personal Property	26

(cc)	Tax Matters	27

(dd)	Office of Foreign Assets Control	28

(ee)	Material Contracts	28

(ff)	Customers	30

(gg)	No Additional Representations and Warranties	31

Section 4.	Representations and Warranties of the Backstop Purchasers	31

(a)	Organization	31

(b)	Power and Authority	31

(c)	Execution and Delivery	31

(d)	Securities Laws Compliance	31

(e)	Accredited Investor	32

(f)	No Conflict	32

(g)	Consents and Approvals	32

(h)	Arm’s Length	33

(i)	Legal Proceedings	33

(j)	Sufficiency of Funds	33

(k)	No Broker’s Fees	33

(l)	No Violation or Default	33

(m)	Investigation	34

(n)	No Reliance	34

(o)	No Additional Representations and Warranties	34

Section 5.	Additional Covenants of the Company	35

(a)	Approval Motion Supplement and Approval Order	35

(b)	Plan and Disclosure Statement; CCAA Plan; Confirmation Order and Sanction Order	35

(c)	Rights Offering	36

(d)	Notification	36

(e)	Backstop Shares	36

(f)	Antitrust Approvals	36

(g)	Conduct of Business	37

(h)	Ancillary Agreements	39

(i)	Access and Information	39

(j)	Financial Information	39

(k)	Amendments to Organizational Documents	40

(l)	Exit Financing	40

(m)	Competing Proposals	40

(n)	Disclosure	41

(o)	Notice of Changes	41

(p)	Further Assurances	41

(q)	Under Seal	41

(r)	Registration or Listing of New Common Stock	41

(s)	DIP Credit Agreement	41

(t)	Certain Benefit Plans	42

(u)	Proceeds Letter	43

Section 6.	Additional Covenants of the Backstop Purchasers	43

(a)	Support of the Plan	43

(b)	Information	44

(c)	Antitrust Approvals	44

(d)	Further Assurances	45

(e)	Company	45

Section 7.	Conditions to the Obligations of the Parties	45

(a)	Conditions to the Obligations of the Backstop Purchasers	45

(b)	Conditions to the Obligations of the Company	47

Section 8.	Indemnification.	49

(a)	Indemnification Generally	49

(b)	Certain Procedures	50

(c)	Limitations	50

Section 9.	No Survival of Representations and Warranties	51

Section 10.	Termination.	51

(a)	Automatic Termination	51

(b)	Termination by Mutual Consent	51

(c)	Termination by Backstop Purchasers	51

(d)	Termination by the Company	53

(e)	Effect of Termination	53

Section 11.	Notices	53

Section 12.	Assignment; Third Party Beneficiaries	55

Section 13.	Prior Negotiations; Entire Agreement	55

Section 14.	GOVERNING LAW; VENUE	55

Section 15.	Counterparts	55

Section 16.	Waivers and Amendments	56

Section 17.	Interpretation and Construction	56

Section 18.	Headings	57

Section 19.	Specific Performance	57

Section 20.	Damages	57

Section 21.	Severability	57

Section 22.	Certain Information	57

Section 23.	Barclays Broker-Dealer	57

Section 24.	Termination of Original Commitment Agreement	57

Schedule I	Backstop Purchasers
Schedule II	Advisors
Schedule III	Index of Defined Terms
Schedule IV	Disclosure Schedule
Schedule V	Conduct of Business

Exhibit A	Form of Plan
Exhibit B	Form of Disclosure Statement
Exhibit C	Rights Offering Procedures
Exhibit D	Warrant Term Sheet
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Forms of Nomination Agreements
Exhibit G	Form of Second Amended and Restated Certificate of Incorporation
Exhibit H	Form of Amended and Restated By-Laws
Exhibit I	Term Sheet regarding Management Compensation
Exhibit J	Form of Certificate of Designations

v

COMMITMENT AGREEMENT

This Commitment Agreement (this “Agreement”), dated as of March 19, 2010, is made by and between Cooper-Standard Holdings Inc., a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable, the “Company”) and the Backstop Purchasers identified on Schedule I hereto (the “Backstop Purchasers”).

RECITALS

WHEREAS, the Company and each of its direct and indirect wholly-owned U.S. subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and the Debtors’ cases (the “Bankruptcy Cases”) are being jointly administered under Case No. 09-12743(PJW);

WHEREAS, Cooper-Standard Automotive Canada Limited (“CSA Canada”) has commenced a proceeding (the “CCAA Proceeding”) in Canada under the Companies' Creditors Arrangement Act (Canada), R.S.C. 1985, c. C-36 (as amended, the “CCAA”) on August 4, 2009 in the Ontario Superior Court of Justice (Commercial List) in Toronto, Ontario (the “Canadian Bankruptcy Court”);

WHEREAS, on February 1, 2010, (i) the Company and certain parties entered into a Commitment Agreement (the “Original Commitment Agreement”) and (ii) the Debtors filed a chapter 11 plan of reorganization and a disclosure statement that accompanied the Plan;

WHEREAS, on the date hereof, the Debtors shall file an amended chapter 11 plan of reorganization in the form attached hereto as Exhibit A (the “Plan”) and an amended disclosure statement that will accompany the Plan in the form attached hereto as Exhibit B (the “Disclosure Statement”);

WHEREAS, on March 12, 2010, CSA Canada filed a plan of compromise and arrangement in the CCAA Proceeding (as may be amended in accordance with its terms, the “CCAA Plan”);

WHEREAS, pursuant to the Plan, (i) holders of pre-petition claims with respect to Senior Notes will receive cash in the amount necessary to make Class 5 under the Plan unimpaired (as such term is used in Section 1124 of the Bankruptcy Code), except that certain holders have agreed to accept Common Shares in lieu of cash and (ii) holders of pre-petition claims with respect to Senior Subordinated Notes will receive 1,742,222 Common Shares, Warrants to purchase 725,926 Common Shares and, if eligible, rights (each a “Right”) to purchase 8,623,491 Common Shares (the “Rights Offering Shares”) at a purchase price of $21.54 per share (the “Common Purchase Price”) as described herein (the “Rights Offering”) and, if not eligible, a distribution of Common Shares in respect of the Rights they would otherwise have received;

WHEREAS, the Rights Offering will be conducted pursuant to the rights offering procedures in the form to be filed with the Bankruptcy Court in connection with the Disclosure Statement relating to the Plan and attached hereto as Exhibit C (the “Rights Offering Procedures”);

WHEREAS, in order to facilitate the Rights Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, the Backstop Purchasers have agreed to purchase, and the Company agrees to sell, at the Common Purchase Price, an aggregate number of Common Shares equal to the number of Rights Offering Shares that were not validly subscribed for and purchased pursuant to the Rights Offering (the “Backstop Shares”); and

WHEREAS, in connection with funding the Plan, pursuant to the terms of this Agreement, (i) the Backstop Purchasers have agreed to purchase 2,558,182 Common Shares (the “Holdback Common Shares”) at a purchase price of $27.07 per share (the “Holdback Purchase Price”) and 1,000,000 Preferred Shares (the “Holdback Preferred Shares” and, together with the Holdback Common Shares, the “Holdback Shares”, and the Holdback Shares together with the Backstop Shares, the “Backstop Purchaser Shares”) at a purchase price of $100 per share (the “Preferred Purchase Price”) and (ii) the Company has agreed to issue to the Backstop Purchasers Warrants to purchase 1,693,827 Common Shares (the “Backstop Purchaser Warrants”).

In consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Company and the Backstop Purchasers agree as follows:

Section 1. The Rights Offering.

(a) Rights Exercise Period; Expiration Time . In connection with the Plan, the Company shall issue to the Eligible Subordinated Claimholders rights to purchase, on a pro rata basis, an aggregate of 8,623,491 Common Shares at a price per share equal to the Common Purchase Price. Each Right will represent a right to purchase one Common Share. The Rights Offering shall be conducted in accordance with the terms of the Rights Offering Procedures, as follows:

(i) An Eligible Subordinated Claimholder may exercise all or part of the total number of Rights issued to such Eligible Subordinated Claimholder.

(ii) Each Eligible Subordinated Claimholder may exercise Rights during a period (the “Rights Exercise Period”) commencing on the date on which the solicitation of votes to approve the Plan is commenced (the “Commencement Date”) and ending on the deadline specified in the Rights Offering Procedures (together with any extensions thereto, as specified in the Rights Offering Procedures, the “Expiration Time”) by returning to the Subscription Agent, a duly executed Subscription Form electing to exercise all or a part of such Eligible Subordinated Claimholder’s total number of Rights and delivering to the Subscription Agent, an amount equal to the product of the Common Purchase Price and the number of Common Shares to be purchased by such Eligible Subordinated Claimholder as a result of its election pursuant to this Section 1(a)(ii) (such sum, the “Rights Offering Escrow Amount”), by wire transfer of immediately available funds which amount shall be held in escrow by the Subscription Agent until the Effective Date; provided, however, that the Backstop Purchasers and their affiliates shall pay the purchase price for the Common Shares to be purchased by them pursuant to this Section 1(a)(ii) at the time when the Backstop Purchasers make a payment pursuant to Section 1(e).

(b) Oversubscription Right. Each Eligible Subordinated Claimholder that exercised all of its Rights will have the pro rata right (the “Oversubscription Right”) to subscribe for additional Rights Offering Shares at the Common Purchase Price pursuant to the instructions set forth in the Rights Offering Procedures, to the extent that any such shares remain available after exercise of the Rights. If the number of Rights Offering Shares that remain available after exercise of the Rights is not sufficient to satisfy all requests pursuant to the Oversubscription Rights, the Eligible Subordinated Claimholders who exercised their Oversubscription Rights will be allocated additional Rights Offering Shares on a pro rata basis as set forth in the Rights Offering Procedures. During the Rights Exercise Period, each Eligible Subordinated Claimholder that wishes to purchase Rights Offering Shares pursuant to its Oversubscription Right (as described below) shall indicate the number of such shares on the Subscription Form delivered pursuant to Section 1(a)(ii). The Subscription Form shall create a binding obligation on behalf of such Eligible Subordinated Claimholder to purchase up to the amount of Rights Offering Shares indicated thereon. Not later than the second Business Day after the Expiration Time, the Subscription Agent shall deliver to each Eligible Subordinated Claimholder a notice (an “Oversubscription Payment Notice”) setting forth the number of Rights Offering Shares which such Eligible Subordinated Claimholder is required to purchase pursuant to such Eligible Subordinated Claimholder’s Oversubscription Rights and the aggregate purchase price therefor. Any Eligible Subordinated Claimholder that receives an Oversubscription Payment Notice shall have until 5 p.m. New York time on the second Business Day after receipt of such Oversubscription Payment Notice (which deadline will also be set forth therein) (the “Oversubscription Payment Date”) to pay the aggregate purchase price for the Rights Offering Shares to be acquired pursuant to the Oversubscription Rights; provided, however, that each of the Backstop Purchasers and their affiliates shall pay such aggregate purchase price for the Rights Offering Shares to be acquired pursuant to its Oversubscription Rights at the time when the Backstop Purchasers make a payment pursuant to Section 1(e).

(c) Non-Eligible Subordinated Claimholders. A Subordinated Claimholder that returns an Investor Certificate to the Subscription Agent on or prior to the Non-Eligible Noteholder Investor Certificate Deadline (as defined in the Rights Offering Procedures) certifying that it is not an Eligible Subordinated Claimholder or, if applicable, any transferee of such Subordinated Claimholder in accordance with the Rights Offering Procedures will receive a distribution of a number of Common Shares determined after the deadline for receipt of all Investor Certificates in a manner previously agreed upon by the Debtors and the Backstop Purchasers and which number of shares shall be filed as a Plan Supplement (as defined in the Plan).

(d) Issuance of Shares. On the Effective Date, the Company will issue (i) the Rights Offering Shares to the Eligible Subordinated Claimholders which validly exercised and paid in full the aggregate purchase price for the shares to be purchased pursuant to the Rights and Oversubscription Rights, if any, (ii) to the Backstop Purchasers which paid in full the applicable aggregate purchase price, the applicable Backstop Purchaser Shares (pro rata based on each Backstop Purchaser’s Commitment Percentage), (iii) to the holders of Supporting Senior Notes at such time, the Supporting Note Shares (pro rata based on the amount of Supporting Senior Notes held by each such holder at such time) and (iv) the Backstop Purchaser Warrants to the Backstop Purchasers (pro rata based on each Backstop Purchaser’s Commitment Percentage). If the exercise of a Right or Oversubscription Right or the issuance of the Backstop Purchaser Shares or the Supporting Note Shares would result in the issuance of a fractional share, then the number of shares to be issued in respect thereof will be rounded down to the nearest whole share.

(e) Commitment Notice; Satisfaction Notice; Payment; Notice of Effective Date. The Company will provide to each Backstop Purchaser (in accordance with the notice provisions set forth in Section 11) one Business Day after the Oversubscription Payment Date (the date so provided, the “Determination Date”) a certificate of a duly authorized officer of the Company setting forth either:

(i) the number of Rights Offering Shares (including any Rights Offering Shares to be acquired pursuant to Oversubscription Rights), Backstop Shares and Holdback Shares required to be purchased by such Backstop Purchaser and the aggregate purchase price for such shares based on the applicable Purchase Price (such certificate, a “Commitment Notice”); or

(ii) in the absence of any Backstop Shares, (A) the number of Rights Offering Shares (including any Rights Offering Shares to be acquired pursuant to Oversubscription Rights) and Holdback Shares required to be purchased by such Backstop Purchaser and the aggregate purchase price for such shares based on the applicable Purchase Price; and (B) the fact that there are no Backstop Shares and that the Backstop Commitment is terminated (such certificate, a “Satisfaction Notice”).

Notwithstanding anything else contained herein to the contrary or in the Rights Offering Procedures, each Backstop Purchaser and its affiliates shall have until 2 p.m. New York time on the third Business Day prior to the Effective Date to pay the aggregate purchase price for the shares to be acquired pursuant to the exercise of Rights and pursuant to this Agreement; provided that if the Effective Date does not occur on the third Business Day following the date such purchase price was paid, the Company shall cause the Subscription Agent to return to the applicable Backstop Purchaser all amounts paid by such Backstop Purchaser on the Business Day immediately following the date on which the Effective Date was to have occurred. The Company will provide notice to the Backstop Purchasers of the Effective Date at least five Business Days prior to the Effective Date.

Section 2. The Purchase Commitment.

(a) Purchase Commitment. On the basis of the representations and warranties contained herein, and subject to the conditions set forth in Section 7:

(i) Backstop Commitment; Holdback Commitment; Commitment Percentage. Each Backstop Purchaser agrees, severally and not jointly, to subscribe for and purchase on the Effective Date, and the Company agrees to sell and issue:

(A) at a price per share equal to the Common Purchase Price, a number of Common Shares equal to: the product of (1) such Backstop Purchaser’s Commitment Percentage and (2) the total number of Backstop Shares (with respect to each Backstop Purchaser, its “Backstop Commitment”);

(B) at a price per share equal to the Holdback Purchase Price, a number of Common Shares equal to: the product of (1) such Backstop Purchaser’s Commitment Percentage and (2) the Holdback Common Shares (with respect to each Backstop Purchaser, its “Common Commitment”); and

(C) at a price per share equal to the Preferred Purchase Price, a number of Preferred Shares equal to: the product of (1) such Backstop Purchaser’s Commitment Percentage and (2) the Holdback Preferred Shares (with respect to each Backstop Purchaser, its “Preferred Commitment” and, together with its Backstop Commitment and its Common Commitment, its “Purchase Commitment”).

For purposes of this Agreement, a Backstop Purchaser’s “Commitment Percentage” shall mean the percentage next to such Backstop Purchaser’s name set forth on Schedule I, which percentage represents such Backstop Purchaser’s applicable purchase obligations hereunder, subject to any adjustment pursuant to Section 2(a)(iii) below.

(ii) Default Purchase Right.

(A) If and to the extent that any of the Backstop Purchasers does not fully and timely satisfy its obligations in respect of its Purchase Commitment as required under Section 2(a)(i) (a “Backstop Purchaser Default” and each such Backstop Purchaser, a “Defaulting Backstop Purchaser”), then each of the remaining Backstop Purchasers (the “Non-Defaulting Backstop Purchasers”) shall have the right (the “Default Purchase Right”) but not the obligation, to purchase on the Effective Date all or a portion of the shares that were to be purchased by such Defaulting Backstop Purchaser (the “Default Shares”) at a price per share equal to the applicable Purchase Price. To the extent that the Non-Defaulting Backstop Purchasers (in the aggregate) desire to purchase more than the total number of Default Shares, such Default Shares shall be allocated between the Non-Defaulting Backstop Purchasers pro rata, based on their respective Commitment Percentages. In the event of a Backstop Purchaser Default, the consummation of the Rights Offering and the Effective Date will be deferred for a period of time, not to exceed 30 days, in order to determine any reallocation of the Purchase Commitments and, if necessary, replace the commitment of the Defaulting Backstop Purchaser. As soon as practicable after a Backstop Purchaser Default and in any event within one Business Day following such Backstop Purchaser Default, the Company will send a notice (in accordance with the notice provisions set forth in Section 11) to each Non-Defaulting Backstop Purchaser, specifying the number of Default Shares. The Non-Defaulting Backstop Purchasers will have 15 days from receipt of such notice to elect to exercise the Default Purchase Right by notifying the Company of its or their election to purchase an aggregate of 100% of the Default Shares or find a third-party Reasonably Satisfactory to the Backstop Purchasers not then in default to replace the commitment of the Defaulting Backstop Purchaser. If at the conclusion of such 15 day period, the Non-Defaulting Backstop Purchasers have not elected to exercise the Default Purchase Right in its entirety or not found a third-party to replace the commitment of the Defaulting Backstop Purchaser, the Company will have an additional 15 days to find a third-party Reasonably Satisfactory to the Backstop Purchasers to replace any remaining commitment of the Defaulting Backstop Purchaser (after taking into account any shares acquired pursuant to the Default Purchase Right or by a third-party identified by the Backstop Purchasers). If at the conclusion of such 15 day period, the Company has been unable to find a third-party Reasonably Satisfactory to the Backstop Purchasers to replace the remaining commitment of the Defaulting Backstop Purchaser, then the Company may terminate this Agreement and each Non-Defaulting Backstop Purchaser may terminate its respective obligations under this Agreement.

(B) Notwithstanding anything to the contrary in this Section 2(a)(ii), the parties agree that any Defaulting Backstop Purchaser will be liable to the Company and the Non-Defaulting Backstop Purchasers for the consequences of its breach and that the Company and the Non-Defaulting Backstop Purchasers can enforce their rights pursuant to Section 19 immediately upon such Defaulting Backstop Purchaser’s failure to fully and timely satisfy its obligations in respect of its Purchase Commitment as required under Section 2(a)(i).

(iii) Adjustment of Commitment Percentage. The Commitment Percentage for any Defaulting Backstop Purchaser shall be reduced to zero. The Commitment Percentage for the Non-Defaulting Backstop Purchasers exercising the Default Purchase Right shall be increased proportionately to reflect the reallocation of the Defaulting Backstop Purchaser’s Commitment Percentage among the Non-Defaulting Backstop Purchasers exercising the Default Purchase Right (such that the total Commitment Percentage for the Non-Defaulting Backstop Purchasers, plus the percentage of Default Shares, if any, allocated to a third party in accordance with Section 2(a)(ii), shall always equal 100%).

(b) Commitment Premium.

(i) On the basis of the representations and warranties herein contained, on the Effective Date the Company shall pay to the Non-Defaulting Backstop Purchasers an aggregate amount equal to $12,425,000 (the “Commitment Premium”) to compensate the Backstop Purchasers for this equity commitment and the related costs (including the opportunity costs) incurred hereby, subject to the entry of the Approval Order. The Commitment Premium shall be paid in U.S. dollars, by wire transfer of immediately available funds to the accounts specified by the Backstop Purchasers to the Company (such accounts to be provided no less than two Business Days prior to the date of such payment), provided, however, that no Commitment Premium will be payable to a Backstop Purchaser that is in material breach of its obligations under this Agreement, including a Defaulting Backstop Purchaser. The Commitment Premium shall be allocated among and paid to each Non-Defaulting Backstop Purchaser in accordance with its Commitment Percentage (as such Commitment Percentage may have been adjusted or reallocated pursuant to this Agreement). The Commitment Premium will be nonrefundable when paid.

(ii) Subject to the entry of the Approval Order, the Company shall pay to the Non-Defaulting Backstop Purchasers the Commitment Premium in U.S. dollars, by wire transfer of immediately available funds to the accounts specified by the Backstop Purchasers to the Company (such accounts to be provided no less than two Business Days prior to the date of such payment) within two Business Days after the earlier of: (A) the termination of this Agreement, if this Agreement is terminated for any reason by any person other than pursuant to Section 10(d)(ii); or (B) the entry of an order by the Bankruptcy Court approving an Alternative Transaction, if none of the Backstop Purchasers is in material breach of its obligations under this Agreement (other than (x) a breach by a Defaulting Backstop Purchaser if the Non-Defaulting Backstop Purchasers or any other Persons have agreed to or arranged for the purchase of all the Default Shares or (y) a breach by a Backstop Purchaser of its obligation pursuant to Section 6 in connection with such Backstop Purchaser participating or seeking to participate (an “Alternative Financing Breach”) in a capital raising transaction that does not contemplate or is inconsistent with the Rights Offering (an “Alternative Transaction”)), and provided that in connection with an Alternative Financing Breach the Commitment Premium shall only be payable to those Backstop Purchasers not then in breach and only based on such Backstop Purchaser’s Commitment Percentage prior to reallocating the Commitment Percentage of the breaching Backstop Purchasers, unless those Backstop Purchasers not then in breach have agreed to such reallocation with the Company (regardless of whether the Company or a Backstop Purchaser terminates this Agreement). The Commitment Premium shall be allocated between and paid to each Non-Defaulting Backstop Purchaser in accordance with its Commitment Percentage (as such Commitment Percentage may have been adjusted or reallocated pursuant to this Agreement). The Commitment Premium will be nonrefundable when paid.

(iii) For the avoidance of doubt, if the Commitment Premium is paid pursuant to Section 2(b)(i), it shall not be payable pursuant to Section 2(b)(ii), and if the Commitment Premium is paid pursuant to Section 2(b)(ii), it shall not be payable pursuant to Section 2(b)(i).

(c) Transaction Expenses. Except as otherwise provided herein the Company will reimburse or pay, as the case may be, the documented fees and expenses reasonably incurred by the Backstop Purchasers with respect to the negotiation, documentation and execution of the transactions and agreements contemplated by the Original Commitment Agreement, this Agreement, the Ancillary Agreements and the Plan (the “Transactions”) and the enforcement, attempted enforcement or preservation of any rights or remedies contemplated hereunder and by the Bankruptcy Cases or CCAA Proceeding, including the filing fee, if any, required by the HSR Act and expenses related thereto, any other merger control filings and approvals required by Law related to the placement of shares with the Backstop Purchasers and expenses related thereto, all Bankruptcy Court and other judicial and regulatory proceedings related to the Transactions, including, but not limited to all reasonable and documented fees, expenses and costs relating to the CCAA Proceeding or any other insolvency proceeding related to or involving CSA Canada, and including all reasonable and documented fees and expenses of Akin Gump Strauss Hauer & Feld LLP, Davis Polk & Wardwell LLP and OHorizons LLC, along with the other counsel and other parties identified on Schedule II, together with the reasonable and documented fees and expenses of any other professionals to be retained by the Backstop Purchasers with the prior approval of the Company (which approval shall not be unreasonably withheld) in connection with the Transactions (collectively, “Transaction Expenses”). The Transaction Expenses related to reasonable and documented fees and expenses of the professionals and advisors for the Backstop Purchasers shall be payable by the Company as follows: (i) within ten days of presentation of an invoice approved by the Backstop Purchasers, 80% of the Transaction Expenses set forth on such invoice will be payable; and (ii) the remaining 20% of the Transaction Expenses set forth on such invoice will be payable at the end of the quarter in which such invoice was presented, in each case without Bankruptcy Court review or further Bankruptcy Court order, whether or not the transactions contemplated hereby are consummated; provided, however, that (i) all Transaction Expenses outstanding as of the date the Approval Order is entered shall be paid promptly upon entry of the Approval Order and (ii) all Transaction Expenses outstanding on the Effective Date shall be paid on the Effective Date simultaneously with the consummation of the Plan, the Rights Offering and the CCAA Plan. These obligations are in addition to, and do not limit, the Company’s obligations under Section 8. The provision of payment of the Transaction Expenses and the Commitment Premium is an integral part of the Transactions, without which the Backstop Purchasers would not have entered into this Agreement, and shall constitute an administrative expense of the Debtors under sections 364(c)(1), 503(b) and 507(a)(2) of the Bankruptcy Code. For the avoidance of doubt, nothing in this paragraph is intended to limit the Debtors’ obligations pursuant to the Backstop Commitment Fees and Expenses Approval Order. The Company has determined in the exercise of its fiduciary duties that the Transactions will provide a meaningful and substantial benefit to the Debtors, their respective estates and stakeholders, and the Bankruptcy Cases. In the event that the Approval Order is not entered by the Bankruptcy Court because the Debtors elect to pursue an Alternative Transaction, the Company shall support any application by the Backstop Purchasers pursuant to section 503(b)(3) of the Bankruptcy Code to obtain allowance and payment of any unpaid Transaction Expenses as an administrative expense.

(d) Deliverables on the Effective Date.

(i) Deliverables by the Company. On the Effective Date, the Company shall deliver:

(A) to the Backstop Purchasers such number of Backstop Purchaser Shares and Backstop Purchaser Warrants to be acquired by each Backstop Purchaser in accordance with this Agreement, in book entry form, to the account of each Backstop Purchaser (or to such other accounts as each Backstop Purchaser may designate in accordance with this Agreement) and such other number of shares and Warrants to be issued to the Backstop Purchasers as Claimholders pursuant to the Plan and the Rights Offering Procedures;

(B) to the Backstop Purchasers cash in an amount equal to all Transaction Expenses that remain unpaid as of the Effective Date;

(C) to the Backstop Purchasers the Commitment Premium in accordance with Section 2(b) (to the extent not previously paid pursuant to the terms of this Agreement);

(D) to the Backstop Purchasers a duly executed officer’s certificate pursuant to the requirements of Section 7(a)(xi) herein;

(E) to the Backstop Purchasers an executed registration rights agreement in the form attached hereto as Exhibit E (the “Registration Rights Agreement”);

(F) to the Backstop Purchasers executed nomination agreements between the Company and each of (i) Oak Hill Advisors, L.P. or its affiliates, (ii) Barclays Bank PLC or its affiliates, (iii) Silver Point Capital, L.P. or its affiliates and (iv) the Independent Nomination Parties, in the applicable form attached hereto as Exhibit F (collectively, the “Nomination Agreements”); and

(G) to the holders of Supporting Senior Notes (or to any other Person identified in writing to the Company by any such holder) the Supporting Note Shares (pro rata based on the amount of Supporting Senior Notes held by each such holder at such time).

(ii) Deliverables by the Backstop Purchasers. On the Effective Date:

(A) Each of the Backstop Purchasers shall deliver to the Company an executed Registration Rights Agreement.

(B) Each of (i) Oak Hill Advisors, L.P. or its affiliates, (ii) Barclays Bank PLC or its affiliates, (iii) Silver Point Capital, L.P. or its affiliates and (iv) the Independent Nomination Parties shall deliver to the Company an executed Nomination Agreement.

(C) Each of the Backstop Purchasers shall deliver to the Company duly executed officer’s certificates pursuant to the requirements of Section 7(b)(ix) herein.

(e) Taxes. All Backstop Purchaser Shares will be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Company to the extent required under the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code (such order, in form and substance Reasonably Satisfactory to the Backstop Purchasers, the “Confirmation Order”) or applicable Law.

(f) Document Delivery. The documents to be delivered on the Effective Date by or on behalf of the parties hereto and the Backstop Purchaser Shares will be delivered at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York 10036.

(g) Backstop Purchaser Affiliates. Notwithstanding anything to the contrary in this Agreement, the Backstop Purchasers, in their sole discretion, may designate that some or all of the Backstop Purchaser Shares, Backstop Purchaser Warrants or other shares or Warrants issued to the Backstop Purchasers be issued in the name of, and delivered to, one or more of their affiliates, as long as such issuance and delivery are in compliance with federal and state securities laws and in accordance with the provisions in Section 12 herein.

(h) Supporting Senior Noteholders. The Supporting Senior Noteholders hereby agree to exchange, on the Effective Date, Senior Notes in an aggregate principal amount of $104,700,000 (the “Supporting Senior Notes”) for an aggregate of 4,563,095 Common Shares (the “Supporting Note Shares”) (pro rata based on the amount of Supporting Senior Notes held by each such Supporting Senior Noteholder at such time) in lieu of any cash distribution otherwise available under the Plan to holders of Senior Noteholder Claims. As used herein, “Supporting Senior Noteholders” means Barclays Bank PLC or its affiliates, Capital Research and Management Company or its affiliates, Oak Hill Advisors, L.P. or its affiliates and Silver Point Capital, L.P. or its affiliates and any transferee of any of the foregoing in accordance with Section 6(a)(iii).

Section 3. Representations and Warranties of the Company. Except as set forth (i) in the Disclosure Schedule attached as Schedule IV hereto (the “Disclosure Schedule”), it being agreed that disclosure of any item in any section of the Disclosure Schedule shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face, or (ii) in, and reasonably apparent from, (x) the Disclosure Statement or (y) any report, schedule, form or other document filed with, or furnished to, the Commission since January 1, 2009 by the Company and publicly available prior to the date of this Agreement and only as and to the extent disclosed therein (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent they are primarily cautionary or forward-looking in nature), the Company represents and warrants to the Backstop Purchasers that the statements set forth in this Section 3 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Effective Date, except to the extent such statements are expressly made as of a specified date, in which case they will be true, correct and complete as of such specified date.

(a) Incorporation and Qualification. The Company and each of its direct and indirect subsidiaries (each a “Subsidiary” and collectively, “Subsidiaries”) are legal entities duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of organization, with the requisite power and authority to own and lease their properties and conduct their business as currently conducted, except to the extent the failure to be so qualified or in good standing or to possess requisite power or authority, individually or in the aggregate, has not had or would not reasonably be expected to have, a Material Adverse Effect. The Company and each of its Subsidiaries are duly qualified as foreign entities for the transaction of business and are in good standing under the Laws of each other jurisdiction in which they own or lease properties or conduct any business so as to require such qualification, except to the extent the failure to be so qualified or in good standing, individually or in the aggregate, has not had or would not reasonably be expected to have, a Material Adverse Effect. The first amended and restated certificate of incorporation of the Company, the current by-laws of the Company and the current certificates of incorporation, by-laws or equivalent organizational documents of each of the material Subsidiaries that have been requested by the Backstop Purchasers have been provided to the Backstop Purchasers and reflect all amendments thereto and are true, correct and complete.

(b) Corporate Power and Authority.

(i) The Company has the requisite power and authority to enter into, execute and deliver this Agreement and, subject to the entry of the Approval Order and the Confirmation Order (together, the “Court Orders”) and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Rules 6004(h) and 3020(e) of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) respectively, to perform its obligations hereunder, including the issuance of the Rights and Common Shares and Preferred Shares. The Company has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement and the Ancillary Agreements, including the issuance of the Rights, Common Shares, Preferred Shares and Warrants pursuant to the Plan and this Agreement, including the Backstop Purchaser Shares and Backstop Purchaser Warrants, and the issuance of the Common Shares upon exercise of the Warrants and conversion of the Preferred Shares.

(ii) When executed and delivered, the Company will have the requisite power and authority to enter into, execute and deliver the Ancillary Agreements and the Company will have taken all necessary actions required for the due authorization, execution, delivery and, subject to the entry of the Court Orders and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), respectively, performance of the Ancillary Agreements.

(iii) When executed and filed, the Company will have the requisite power and authority to execute the Plan and to file the Plan with the Bankruptcy Court and, subject to the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rule 3020(e), to perform its obligations thereunder, and will have taken all necessary actions required for the due authorization, execution, delivery and performance by it of the Plan by the Effective Date.

(c) Execution and Delivery; Enforceability.

(i) This Agreement has been and the Ancillary Agreements will be duly and validly executed and delivered by the Company, and, upon the entry of the Approval Order and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rule 6004(h), and assuming this Agreement and the Ancillary Agreements will constitute valid and binding agreements of the other parties hereto and thereto, each such document will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(ii) The Plan will be duly and validly filed with the Bankruptcy Court by the Company on the date hereof and, upon the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rule 3020(e), will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The CCAA Plan was duly and validly filed with the Canadian Bankruptcy Court by CSA Canada on March 12, 2010, and, upon entry of the Sanction Order, will constitute the valid and binding obligation of CSA Canada enforceable against CSA Canada in accordance with its terms.

(d) Authorized Capital Stock. On the Effective Date, the authorized capital stock of the Company will consist of (i) 190,000,000 shares of New Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (of which 2,000,000 shares shall be designated as Convertible Preferred Stock), and the outstanding capital stock of the Company will consist of 17,486,990 Common Shares, 1,000,000 Preferred Shares, such number of Common Shares and Preferred Shares issued as restricted stock pursuant to the Modified Executive Incentive Plan, and such number of Common Shares, if any, issued pursuant to Section 1(c). In addition, on the Effective Date, 2,419,753 Common Shares shall be reserved for issuance upon exercise of the Warrants, 780,566 Common Shares shall be reserved for issuance upon exercise of options granted pursuant to the Modified Executive Incentive Plan, 780,566 Common Shares shall be reserved for future issuance to Company management and 4,290,788 Common Shares shall be reserved for issuance upon conversion of the Preferred Shares. Except as it will be provided by the Plan and any agreements and other documents entered into or adopted by the Company in accordance with the Plan and as required by Law, as of the Effective Date, neither the Company nor any of its Subsidiaries will be a party to or otherwise bound by or subject to any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment which (i) obligates the Company or any of its Subsidiaries to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, the Company or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interest in the Company, (ii) obligates the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (iii) restricts the transfer of any shares of capital stock of the Company or (iv) relates to the voting of any shares of capital stock of the Company.

(e) Subsidiaries and Joint Ventures. The Disclosure Schedule sets forth as of the date of this Agreement a true and complete list of: (i) each Subsidiary of the Company; and (ii) each other entity in which the Company or any of its Subsidiaries owns any capital stock, membership interest, partnership interest, joint venture interest or other equity or voting interest (each such entity a “Joint Venture”). For each Subsidiary, the Disclosure Schedule sets forth all of the issued and outstanding equity interests of such Subsidiary and the ownership thereof. For each Joint Venture, the Disclosure Schedule sets forth the equity interests of such Joint Venture owned directly or indirectly by the Company (including the identity of such owner) and, to the Knowledge of the Company, the other outstanding equity interests of such Joint Venture and the ownership thereof. Except for the capital stock of, or other equity or voting interests in its Subsidiaries or Joint Ventures, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any person.

(f) Issuance. Subject to the approval of this Agreement by the Bankruptcy Court, the issuance of the Rights, Common Shares, Preferred Shares and Warrants pursuant to the Plan and this Agreement, including the Backstop Purchaser Shares, Backstop Purchaser Warrants and the Supporting Note Shares, and the issuance of the Common Shares upon exercise of the Warrants and conversion of the Preferred Shares, have been duly and validly authorized and, when such shares are issued and delivered in accordance with the terms thereof, will be duly and validly issued, fully paid and non-assessable, and free and clear of all Liens, pre-emptive rights, rights of first refusal, subscription and similar rights.

(g) No Conflict. Subject to the entry of the Court Orders and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, the issuance of the Rights, Common Shares, Preferred Shares and Warrants pursuant to the Plan and this Agreement, including the Backstop Purchaser Shares, Backstop Purchaser Warrants and the Supporting Note Shares, and the issuance of the Common Shares upon exercise of the Warrants and conversion of the Preferred Shares and the consummation of the other Transactions; the execution and delivery (or, with respect to the Plan, the filing) by the Company of this Agreement, the Ancillary Agreements and the Plan; and compliance by the Company with all of the provisions hereof and thereof: (i) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or, except as provided in the Plan, result in the acceleration of, or the creation of any Lien or give rise to any termination rights under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (ii) will not result in any violation of the provisions of (A) the certificate of incorporation or by-laws or equivalent organizational documents of the Subsidiaries or (B) the Amended and Restated Certificate of Incorporation or the By-Laws from and after the Effective Date, and (iii) will not result in any violation of, or any termination or impairment of any rights under any Law or Order of any Governmental Authority having jurisdiction over the Company or any of its Subsidiaries or any of their properties, except in any such case described in subclause (i) or (iii) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Consents and Approvals. Subject to the representations and warranties made by the Backstop Purchasers in this Agreement being true and correct, no consent, approval, authorization, order, registration or qualification of or with any Governmental Authority having jurisdiction over the Company or any of its Subsidiaries or any of their properties is required for the issuance of the Rights, Common Shares, Preferred Shares and Warrants pursuant to the Plan and this Agreement, including the Backstop Purchaser Shares, Backstop Purchaser Warrants and the Supporting Note Shares, and the issuance of the Common Shares upon exercise of the Warrants and conversion of the Preferred Shares, the consummation of the Rights Offering by the Company and the execution and delivery by the Company of this Agreement, the Registration Rights Agreement or the Plan or the performance of and compliance by the Company with all of the provisions hereof and thereof and the consummation of the Transactions, except (i) the entry of the Court Orders and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, (ii) any required filings with respect to and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Act (the “HSR Act”) relating to the placement of Common Shares and Preferred Shares with the Backstop Purchasers, (iii) any other merger control filings and approvals required by Law relating to the placement of Common Shares and Preferred Shares with the Backstop Purchasers, (iv) the filing with the Secretary of State of the State of Delaware of the Amended and Restated Certificate of Incorporation to be applicable to the Company from and after the Effective Date, (v) the filing with the Secretary of State of the State of Delaware of the Certificate of Designations or (vi) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws, in connection with the distribution of Rights or the issuance and/or purchase of the Common Shares and Preferred Shares, and except to the extent the absence of any such consent, approval, authorization, order, registration or qualification, individually or in the aggregate, has not had or would not reasonably be expected to have, a Material Adverse Effect.

(i) Arm’s Length. The Company acknowledges and agrees that the Backstop Purchasers are acting solely in the capacity of arm’s length contractual counterparties to the Company with respect to the Transactions (including in connection with determining the terms of the offering) and not as financial advisors or fiduciaries to, or agents of, the Company or any other person. Additionally, the Backstop Purchasers are not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the Transactions, and the Backstop Purchasers shall have no responsibility or liability to the Company with respect thereto. Any review by the Backstop Purchasers of the Company, the Transactions or other matters relating to the Transactions will be performed solely for the benefit of the Backstop Purchasers and shall not be on behalf of the Company.

(j) Financial Statements. The consolidated financial statements and the related notes thereto of the Company and its consolidated Subsidiaries included or incorporated by reference in the Disclosure Statement (such financial statements, together with the related notes thereto, the “Financial Statements”) and the documents filed or to be filed through the Effective Date under the Exchange Act with the Commission since January 1, 2009 (the “Commission Documents”), comply or will comply in all material respects with the applicable requirements of the Exchange Act and the Bankruptcy Code, as applicable, and present fairly or will present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated therein and the consolidated results of their operations and the changes in their cash flows for the periods specified therein; such Financial Statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods covered thereby (subject to year-end audit adjustments and except as disclosed in the notes thereto, all of which, when taken as a whole, would not reasonably be expected to result in a Material Adverse Effect). The Financial Statements have been derived from the accounting records of the Company and its Subsidiaries. Notwithstanding the foregoing, the Backstop Purchasers acknowledge that the financial position of the Company reflected in the financial information included or incorporated by reference in the Disclosure Statement and the Commission Documents does not reflect implementation of “fresh start” accounting pursuant to Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” by the American Institute of Certified Public Accountants.

(k) No Undisclosed Liabilities . As of the date hereof, none of the Company or any of its Subsidiaries has any liabilities, whether absolute, accrued, contingent or otherwise, except as set forth on the Disclosure Schedule and except (i) as set forth in the Company’s condensed consolidated balance sheet and notes thereto as of September 30, 2009, (ii) incurred in the ordinary course of business and not in breach of this Agreement since the date of such balance sheet, (iii) for fees and expenses incurred in connection with the Bankruptcy Cases and disclosed to the Bankruptcy Court, (iv) executory obligations required to be performed after the date of this Agreement under any Contract to which the Company or any Subsidiary is a party, (v) as set forth in the schedules of assets and liabilities and statements of financial affairs filed by the Debtors with the Bankruptcy Court on October 2, 2009, or (vi) liabilities that are not, individually or in the aggregate material to the Company and its Subsidiaries, taken as a whole.

(l) Accounting Controls. The Company maintains a system of internal accounting controls (as such term is defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(m) Commission Documents. The Commission Documents filed prior to the date of this Agreement, when they became effective or were filed with the Commission, as the case may be, or, if amended prior to the date hereof, when they were so amended, conformed in all material respects to the requirements of the Exchange Act. None of such Commission Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any future documents, when such documents are filed with the Commission will conform in all material respects to the requirements of the Exchange Act, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(n) Disclosure Statement; Other Information.

(i) The Disclosure Statement and any further documents incorporated by reference in the Disclosure Statement or any future amendments thereto, in each case, when such documents are filed with the Bankruptcy Court will be in form and substance Reasonably Satisfactory to the Backstop Purchasers and will conform in all material respects to the requirements of the Bankruptcy Code and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company is not making any representation or warranty about any statements (including with respect to the accuracy thereof) included in such Disclosure Statement and other documents at the request of any third parties in interest (other than the Debtors, their affiliates and their representatives) in the chapter 11 cases.

(ii) The projections that have been prepared and made available to the Backstop Purchasers by the Debtors or any of their respective representatives have been and shall be prepared in good faith based upon reasonable assumptions at the time made, and as of the date when such projections were delivered to the Backstop Purchasers, the Debtors did not have any knowledge of any material fact or information that would lead them (or any one of them) to believe that such assumptions are incorrect or misleading in any material respect (it being understood and acknowledged by the Backstop Purchasers that projections are subject to uncertainties and contingencies and that actual results may differ in a material respect from such projections).

(o) Absence of Certain Changes. Since September 30, 2009, other than as disclosed in the Commission Documents or the Disclosure Schedule:

(i) no event, fact or circumstance has occurred which has, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii) there has not been any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock; and

(iii) there has not been any material change with respect to the accounting policies or procedures of the Company except as required by law or changes in GAAP.

(p) No Violation or Default.

(i) The Company and each of its Subsidiaries are in compliance with their respective charter and by-laws or equivalent organizational documents.

(ii) Neither the Company nor any of its Subsidiaries is: (A) except as a result of the Bankruptcy Cases, in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject; or (B) in violation of any Law or Order of any Governmental Authority, except, in the case of clauses (A) and (B) above, for any such default or violation that does not or would not, individually or in the aggregate, have a Material Adverse Effect.

(iii) The Company and each of its Subsidiaries are in compliance with the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any comparable foreign Law or statute, except for such violations or noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(q) Legal Proceedings. Except as described in the Disclosure Schedule or the Commission Documents, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its Subsidiaries is a party or to which any property of the Company or any of its Subsidiaries is the subject that, if decided against the Company or any of its Subsidiaries, would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company, there is no threat by any governmental or regulatory authority or by others of any investigation, action, suit or proceeding against the Company or any of its Subsidiaries, except for such threats that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no injunction, order, judgment or decree imposed upon the Company or any of its Subsidiaries or upon the assets of the Company or any of its Subsidiaries, except for such injunctions, orders, judgments or decrees that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(r) Title to Intellectual Property.

(i) The Company and its Subsidiaries own or possess adequate rights in all Intellectual Property used in the conduct of their respective businesses now conducted, except where the failure to own or possess any such rights would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all active and registered trademarks and service marks, active patents, and patent applications, and active copyrights owned by the Company or its Subsidiaries are valid and enforceable.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) all active patent applications and active patents owned by the Company or its Subsidiaries are currently in compliance with all formal legal requirements to keep such patent applications and patents active (including, where applicable, the timely submission of all filing fees, maintenance fees, and taxes), except to the extent any such patent applications or patents are intended by the Company or its Subsidiaries to be abandoned or allowed to lapse in the ordinary course of their respective businesses, and (B) no such patent application or issued patent is currently the subject of an inter partes or reexamination proceeding in the U.S. Patent Office or any foreign patent office, as applicable, or any other third party challenges.

(iv) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries: (A) are infringing, misappropriating, or violating, or otherwise in conflict with any other person’s Intellectual Property, and (B) has ever received any written notice alleging any such infringement, misappropriation, violation or conflict (to the extent that any such allegation remains unresolved by agreement or by lapse of time), nor does the Company or any of its Subsidiaries know of any basis for any such claim.

(v) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Person has interfered with, infringed upon, misappropriated, or violated, or otherwise come into conflict with the Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries.

(vi)(A) Schedule 3(r)(vi)(A) of the Disclosure Schedules sets forth the following Intellectual Property owned by the Company or its Subsidiaries that is material to their respective businesses as now conducted: (I) all patents and patent applications; (II) trademark and service mark registrations and applications; (III) copyright registrations and applications; and (IV) domain name registrations; and (B) Schedule 3(r)(vi)(B) of the Disclosure Schedules sets forth all agreements and licenses under which the Company or any of its Subsidiaries is using any Intellectual Property owned by any third party or has granted to any third party to use the Company’s or Subsidiary’s Intellectual Property, which agreements and licenses are material to their respective businesses as now conducted (but excluding any licenses of commercial software).

(s) Investment Company Act. As of the date hereof, the Company is not and, after giving effect to the offering and sale of the Common Shares and Preferred Shares, will not be an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(t) Licenses and Permits. The Company and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate Governmental Authority that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Disclosure Statement and the Commission Documents, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect.

(u) Compliance With Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or as disclosed in the Commission Documents or the Disclosure Schedule, the Company and its Subsidiaries (i) since December 23, 2004, have been and are in compliance with all Environmental Laws; (ii) have received and are in compliance with all permits, licenses, certificates, or other approvals required of them under Environmental Laws to conduct their respective businesses or occupy their respective facilities; (iii) have not received written notice of any actual or potential liability for the investigation or remediation of any disposal, spill or other release of Hazardous Materials or other violation or alleged violation of Environmental Laws, (iv) have not treated, recycled, stored, disposed of or arranged for the disposal of, transported, handled, or released any Hazardous Materials at, above, under, or from any Owned Real Property, any real property subject to a Real Property Lease, or any real property formerly owned, leased, or operated by the Company or its Subsidiaries, in each case, that requires investigation, cleanup, remediation or other response action by the Company or any of its Subsidiaries under any Environmental Laws or that otherwise would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Laws; (v) do not have knowledge of any Hazardous Materials present at or about any Owned Real Property, any real property subject to a Real Property Lease, or any real property formerly owned, leased, or operated by the Company or its Subsidiaries in an amount or condition that would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Laws; (vi) do not have knowledge of any facts, events or conditions relating to any Owned Real Property, any real property subject to a Real Property Lease, or any real property formerly owned, leased, or operated by the Company or its Subsidiaries, in each case, that will prevent continued compliance with Environmental Laws or give rise to any liabilities under Environmental Laws; and (vii) have not expressly assumed or retained by contract any liabilities or obligations under any Environmental Laws. Other than with respect to the representations in Section 3(w)(ii) and Section 3(z), this Section 3(u) contains the exclusive representations of the Company concerning any matters arising under Environmental Laws.

(v) Compliance With ERISA.

(i) The Company does not sponsor, maintain or contribute to or have any obligation to sponsor, maintain or contribute to, or have any direct or indirect liability, whether contingent or otherwise, with respect to any material plan, program, arrangement or agreement that is a pension, profit-sharing, savings, retirement, employment, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company is the owner, the beneficiary, or both), “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, arrangement or agreement, whether written or oral, that is subject to U.S. or Canadian law (and not other foreign jurisdictions), including, without limitation, any (A) “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (B) “pension plan” within the meaning of Section 1 of the Pension Benefits Act (R.S.O 1990, C. P.8) (“PBA”); or (C) other employee benefit plans, agreements, programs, policies, arrangements or payroll practices, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Transactions or otherwise) under which any current or former officer, director, employee or leased employee (or their respective beneficiaries) of the Company has any present or future right to benefits (individually, a “Company Benefit Plan,” and collectively the “Company Benefit Plans”).

All references to “the Company” in this Section 3(v) shall refer to the Company and its Subsidiaries.

All references to an “ERISA Affiliate” mean any employer that would be considered a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Internal Revenue Code, as amended (the “Code”).

(ii) The Company does not sponsor, maintain, contribute or have any liability, whether contingent or otherwise, with respect to, and has not within the last 6 years sponsored, maintained, contributed or had any liability, whether contingent or otherwise, with respect to any Company Benefit Plan (including, for such purpose, any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which the Company previously maintained or contributed to in the past that is subject to U.S. law), that is, or has been, (A) subject to Title IV of ERISA or Section 412 or Section 430 of the Code, (B) maintained by more than one employer within the meaning of Section 413(c) of the Code, (C) subject to Sections 4063 or 4064 of ERISA, (D) a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a “multi-employer pension plan” within the meaning of Section 1(3) of the PBA, except for the Canada Wide Industrial Pension Plan (“CWIPP”), provided that all obligations and liabilities in respect of CWIPP are limited to the obligations and liabilities set out in Article 32.16 of the CAW Local 27 collective bargaining agreement or as set out in Article 25 of the United Steel Workers Local 8748 collective bargaining agreement, (E) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or similar arrangement not administered by the Company which provides welfare benefits to any current or former officer, director, employee (or their respective beneficiaries) of the Company, or (F) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code.

(iii) Except as would not have a Material Adverse Effect on the Company, the Company has no, and cannot reasonably be expected to have any, liability, contingent or otherwise, with respect to any retirement, welfare or other benefit plan, policy, program or arrangement (whether or not subject to ERISA and whether or not payable during or following the service period of eligible employees, consultants or service providers), which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to by any ERISA Affiliate (other than the Company).

(iv) Except in each case, as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, (A) each Company Benefit Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws; (B) with respect to each Company Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the Internal Revenue Service (the “IRS”), the United States Department of Labor (“DOL”) or any other governmental entity, or to a custodian, trustee, the participants or beneficiaries of such Company Benefit Plan have been filed or furnished on a timely basis; (C) each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS (covering all required tax Law changes, including, as applicable, the Economic Growth and Tax Relief Reconciliation Act of 2001) to the effect that the Company Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any liability, penalty or tax under ERISA, the Code or any other applicable Laws; (D) other than routine claims for benefits, no liens, lawsuits or complaints to or by any person or governmental entity have been filed against any Company Benefit Plan or the Company or against any other person or party and to the Knowledge of the Company, no such liens, lawsuits or complaints are contemplated or threatened with respect to any Company Benefit Plan; (E) no individual who has performed services for the Company has been improperly excluded from participation in any Company Benefit Plan; and (F) there are no audits or proceedings initiated pursuant to the IRS Employee Plans Compliance Resolution System (currently set forth in Revenue Procedure 2008-50) or similar proceedings pending with the IRS, DOL or other governmental entity with respect to any Company Benefit Plan.

(v) Except as would not reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect on the Company, for the Company Benefit Plans that are subject to Title IV of ERISA, (A) as of January 1, 2009, as set forth in the Watson Wyatt actuarial reports, the total accumulated benefits determined in accordance with SFAS 35, on an aggregate basis, did not exceed the market value of assets by more than $40,000,000 and (B) as of December 31, 2009, as set forth in the Watson Wyatt actuarial report, the total projected benefit obligation determined in accordance with SFAS 87, on an aggregate basis, did not exceed the fair value of the plans’ assets by more than $71,000,000. For each Company Benefit Plan, other than CWIPP, that is subject to the PBA (each a “Canadian Pension Plan”), the amount of “going concern unfunded liability” or “solvency deficiency” as defined under the PBA and the amount of the “wind up liability” as described in Regulation 909 under the PBA, as set forth in the most recently filed actuarial report is set forth on the Disclosure Schedule.

(vi) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, there has been no “reportable event,” as that term is defined in Section 4043 of ERISA and the regulations thereunder, with respect to any Title IV Plan that would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA where such notice or disclosure has not been so provided and neither the execution and delivery of this Agreement nor the consummation of the Transactions will constitute a reportable event.

(vii) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, (A) the Company has not, within the last six years, terminated any Title IV Plan or any Canadian Pension Plan pursuant to which all liabilities have not been satisfied in full or incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation (the “PBGC”), to the Pension Benefits Guarantee Fund (“PBGF”) under the PBA, or to a trustee appointed under Section 4042 of ERISA, (B) all premiums due the PBGC in accordance with Law or agreement with the PBGC and the PBGF with respect to the Title IV Plans or Canadian Pension Plans have been paid, (C) the Company has not filed and does not expect to file a notice of intent to terminate any Title IV Plan or Canadian Pension Plan and has not adopted any amendment to treat such Title IV Plan or Canadian Pension Plan as terminated, (D) neither the PBGC nor the Superintendent of Financial Services (Ontario) has instituted, or, to the Knowledge of the Company, threatened to institute, proceedings to treat any Title IV Plan or Canadian Pension Plan as terminated, and (E) no event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA or a provision of the PBA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Canadian Pension Plan.

(viii) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company has not, at any time, withdrawn from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA so as to result in an outstanding liability, contingent or otherwise (including, without limitation, the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA), of the Company. If, as of the date hereof and as of the Effective Date, the Company were to withdraw from all Multiemployer Plans to which the Company has contributed or been obligated to contribute, the Company would incur no material liabilities to such plans under Title IV of ERISA. To the Knowledge of the Company, with respect to each Company Benefit Plan that is a Multiemployer Plan and except as would not have, individually or in the aggregate, a Material Adverse Effect to the Company, (A) no such Multiemployer Plan has been terminated or has been in reorganization under ERISA so as to result, directly or indirectly, in any liability, contingent or otherwise, of the Company under Title IV of ERISA; (B) no proceeding has been initiated by any person (including the PBGC) to terminate any such Multiemployer Plan; and (C) no such Multiemployer Plan is in endangered or critical status, with the meaning of Section 305 of ERISA, or could reasonably be expected to be in endangered or critical status absent relief afforded by the Worker, Retiree, and Employer Recovery Act of 2008 or Law.

(ix) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any organization to which the Company is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA.

(x) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any other “party in interest” or “disqualified person” with respect to any Company Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving such Company Benefit Plan which, individually or in the aggregate, could reasonably be expected to subject the Company to a tax or penalty imposed by Section 4975 of the Code or Sections 501, 502 or 510 of ERISA and no fiduciary has any liability for breach of fiduciary duty (as determined under ERISA or PBA) or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Company Benefit Plan.

(xi) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, all liabilities or expenses of the Company in respect of any Company Benefit Plan (including workers compensation) that have not been paid, have been properly accrued on the Company’s most recent financial statements in compliance with GAAP. Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, all contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Company Benefit Plan, or in accordance with applicable Law, as of the date hereof have been timely made or reflected on the Company’s financial statements in accordance with GAAP.

(xii) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company has no obligation to provide or make available any post-employment benefit under any Company Benefit Plan that is a “welfare plan” (which for U.S. purposes, shall be as defined in Section 3(1) of ERISA, and which for all other purposes, shall be any Company Benefit Plan that does not provide for pension benefits) (“Welfare Plan”) for any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Company, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (otherwise referred to as “COBRA”).

(xiii) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Canadian Pension Plans requires a retroactive increase in contributions, premiums or payments.

(xiv) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event) (A) result in any payment becoming due, or increase the amount of any compensation due, to any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Company; (B) increase any benefits otherwise payable under any Company Benefit Plan; (C) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (D) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code or (E) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(xv) No more than 11 current or former officers, directors, employees, leased employees, consultants or agents (or their respective beneficiaries) have a right to receive a gross-up payment from the Company with respect to any excise or additional taxes that may be imposed upon such individual pursuant to Section 4999 of the Code.

(xvi) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any benefit thereunder, in each case that is subject to Section 409A of the Code, (A) has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith interpretation of (1) Section 409A of the Code and (2)(I) the final regulations issued thereunder (the “Final Regulations”) or (II) Internal Revenue Service Notice 2005-1 (clauses (1) and (2), together, the “409A Authorities”), and (B) has complied with the Final Regulations as of the effective date thereof; in each case, except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

(xvii) The Company has made available to the Backstop Purchasers with respect to each Company Benefit Plan, a true, correct and complete copy (or, to the extent no such copy exists or the Company Benefit Plan is not in writing, an accurate written description) thereof and, to the extent applicable: (A) the most recent documents constituting the Company Benefit Plan and all amendments thereto, (B) any related trust agreement or other funding instrument and all other material contracts currently in effect with respect to such Company Benefit Plan (including, without limitation, all administrative agreements, group insurance contracts and group annuity contracts); (C) the most recent IRS determination letter; (D) the most recent summary plan description, summary of material modifications and any other related plan documents concerning the extent of benefits provided under a Company Benefit Plan (other than individualized benefits correspondence addressed directly to plan participants); (E) (1) (i) the Form 5500 and attached schedules for 2008, or (ii) the most recent actuarial valuation under the PBA and most recent Form 7, and (2) audited financial statements; (F) for the last year, all correspondence with the IRS, the DOL and any other governmental entity regarding the operation or the administration of any Company Benefit Plan; and (G) a summary of the results of all the discrimination tests for 2009.

(xviii) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, as of the date hereof, the Company had no legally binding plan, contract or commitment to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by Law, to modify any Company Benefit Plan.

(xix) With respect to each company employee benefit plan (other than a Company Benefit Plan) that is subject to the Laws or applicable customs or rules of relevant jurisdictions (each, a “Foreign Plan”), in each case except as would not have, individually or in the aggregate, a Material Adverse Effect to the Company: (A) each Foreign Plan is in and at all times has been administered in compliance with applicable Law; (B) each Foreign Plan has been administered in accordance with its terms; (C) there are no pending investigations by any Governmental Authority involving any Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan; and (D) all liabilities with respect to each Foreign Plan have been funded in accordance with the terms of such Foreign Plan and applicable Law and have been properly reflected in the financial statements of the Company.

(w) Labor and Employment Matters.

(i) Except as set forth on the Disclosure Schedule, within the U.S., Canada, Brazil, China, the Czech Republic, France, Germany, Italy, Mexico and Poland, neither the Company nor any of its Subsidiaries is a party to or bound by any material collective bargaining agreement or any material labor union contract, nor are there any employees of the Company or any of its Subsidiaries represented by a works council or a labor organization. Except as would not have, individually or in the aggregate, a Material Adverse Effect to the Company, within the U.S. or Canada, (A) there are no proceedings or, to the Knowledge of the Company, activities by any labor union or labor organization to organize any employees of the Company or any of its Subsidiaries or to compel the Company or any of its Subsidiaries to bargain with any labor union or labor organization; (B) there is no pending or, to the Knowledge of the Company, threatened labor strike, lock-out, walkout, work stoppage, slowdown, demonstration, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, or similar form of organized labor disruption (collectively, “Labor Disruption”) and no Labor Disruption has occurred in the past three years; (C) there is no pending or, to the Knowledge of the Company, threatened effort by any labor union or any other person, entity, or organization to disrupt the operations of the Company or any of its Subsidiaries through litigation, administrative or regulatory action, and/or other employee-related or coordinated or organized activity; (D) no union grievance or labor arbitration demand or proceeding, or unfair labor practice charge or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or, to the Knowledge of the Company, has been threatened against the Company or any of its Subsidiaries; (E) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any governmental entity relating to its current or former employees, officers or directors, or employment practices; (F) currently and within the past three years each person or entity classified by the Company or any Subsidiary as an “independent contractor” is and was properly classified under all governing Laws, and the Company and its Subsidiaries have fully and accurately reported such independent contractors’ compensation on an IRS Form 1099 or similar form when required to do so; (G) within the past two years, neither the Company nor any of its Subsidiaries has incurred any liability or obligation which remains unsatisfied under the Worker Adjustment and Retraining Notification Act or any similar state or local laws regarding the termination or layoff of employees or failed to provide the required notices with respect to such terminations or layoffs.

(ii) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its Subsidiaries are in compliance with all applicable local, state, provincial, federal and foreign laws and regulations in the U.S. or Canada relating to labor and employment, including but not limited to Laws relating to discrimination, equal employment opportunities, pay equity, disability, labor relations, hours of work, payment of wages, immigration, workers’ compensation, benefits, working conditions and occupational safety and health, family and medical leave, employee terminations, and Laws and regulations regarding the hiring, promotion, assignment, and termination of employees. Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings or investigations pending or threatened against the Company or any of its Subsidiaries relating to any such Laws in the U.S. or Canada brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any government entity, relating to any such Law or regulation in the U.S. or Canada, or alleging breach of any express or implied contract of employment or wrongful termination of employment, or alleging any other discriminatory, wrongful or tortuous conduct in connection with the employment relationship. Except as would not have a Material Adverse Effect on the Company, in the U.S. or Canada, the Company and its Subsidiaries have not misclassified any employees, including as a temporary employee, leased employee, exempt employee, or otherwise, and no individual has been improperly excluded from any Company Benefit Plans.

(iii) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, (A) the Company and each of its Subsidiaries are and have been in compliance with Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, and all implementing regulations, all as amended, with respect to each Government Contract, and the Company and each of its Subsidiaries maintain and comply with affirmative action plans in compliance with each of the foregoing statutes and regulations; (B) the Company, its Subsidiaries and their respective employees are not under, and have not been under for the past 5 years, administrative, civil, or criminal evaluation, investigation, indictment or audit by any governmental entity with respect to any personnel policy, affirmative action plan, or any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; (C) neither the Company nor any of its Subsidiaries is conducting any internal investigation or has made, in the past 5 years, a voluntary disclosure to the United States government with respect to any personnel policy, affirmative action plan, or any alleged irregularity, misstatement or omission arising under or relating to a Government Contract; and (D) none of the Company, its Subsidiaries or any of their employees has been suspended or debarred from doing business with the United States government or any government contractor or is the subject of, or a party to, a conciliation agreement or a finding of non-responsibility or ineligibility for United States government contracting or subcontracting. For purposes of this Section 3(w)(iii), “Government Contract” means any Contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a United States governmental entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract).

(iv) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its Subsidiaries are and have been for the past five years in compliance with all applicable Laws in Brazil, China, the Czech Republic, France, Germany, Italy, Mexico, Poland and India relating to labor and employment, including but not limited to Laws relating to discrimination, equal employment opportunities, disability, labor relations, hours of work, payment of wages, immigration, workers’ compensation, benefits, working conditions and occupational safety and health, family and medical leave, employee terminations, proper classification of employees, consultants, and independent contractors and payment of all taxes related thereto, and Laws relating to hiring, promotion, assignment and termination of employees.

(x) Insurance. The Disclosure Schedule sets forth a description of all insurance maintained by or on behalf of the Company and its Subsidiaries as of the date hereof. As of the date hereof, all premiums due and payable in respect of such insurance have been paid. The Company reasonably believes that the insurance maintained by or on behalf of the Company and its Subsidiaries is adequate in all material respects. As of the date hereof, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice from any insurer or agent of such insurer with respect to any material insurance policies of the Company and its Subsidiaries of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired on their terms, and except to the extent that such cancellation or termination have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(y) No Broker’s Fees. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement and the Company’s agreement with Lazard Frères & Co. LLC, as approved by a Court order dated September 11, 2009) that would give rise to a valid claim against the Company or any of its Subsidiaries or the Backstop Purchasers for a brokerage commission, finder’s fee or like payment in connection with the Transactions.

(z) Product Liability. Except for matters which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written notice relating to any claim involving use of or exposure to any of the products (or any part or component) designed, manufactured, serviced or sold, or services performed, by the Company or any of its Subsidiaries, including for negligence, strict liability, design or manufacturing defect, conspiracy, failure to warn, or breach of express or implied warranties or merchantability or fitness for any purpose or use, or from any alleged breach of implied warranties or representations, or any alleged noncompliance with any applicable Laws pertaining to products liability matters, including, without limitation, relating to the presence or alleged presence of asbestos or asbestos containing materials in such products.

(aa) No Registration Rights. Except as will be expressly provided in the Registration Rights Agreement, no person will have the right to require the Company or any of its Subsidiaries to register any of its respective capital stock for sale under the Securities Act.

(bb) Real and Personal Property. The Disclosure Schedule contains a true, accurate and complete list of the addresses of all (i) real property owned by the Company or its Subsidiaries as of the Effective Date (“Owned Real Property”), and (ii) real property leased by the Company or its Subsidiaries as of the Effective Date (the “Real Property Leases”). The Company and its Subsidiaries have fee title to all Owned Real Property material to its business and good title to all other material tangible and intangible properties (other than the intellectual property that is the subject of Section 3(r) owned by them), in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions, easements and other matters of record or encumbrances of any kind (collectively, the “Liens”) except (A) for Permitted Encumbrances, (B) for minor defects in title that do not interfere with its ability to conduct its business as currently conducted and as proposed to be conducted or to utilize such properties for their intended purposes, and (C) for such Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Unless rejected or otherwise terminated prior to the Effective Date (in accordance with the Plan and this Agreement), and except (AA) for Permitted Encumbrances, and (BB) for such Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all of the Real Property Leases and all material leases of personal property to which the Company or any of its Subsidiaries is a party are and shall be in full force and effect and enforceable by the Company or such Subsidiary in accordance with their terms. None of the buildings and structures situated on or forming part of the Owned Real Property or the operation or maintenance thereof, encroaches on any property owned by others, and Owned Real Property and the current uses thereof by the Company comply in all respects with applicable Laws, except for such encroachments or noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Taking has been commenced or, to the Knowledge of the Company, is contemplated with respect to all or any portion of, or for the relocation of roadways providing access to, any Owned Real Property or any real property subject to the Real Property Leases, which Taking or contemplated Taking would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(cc) Tax Matters.

(i) Except as it would not have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and each of its Subsidiaries have filed all Tax Returns required to be filed by applicable Law prior to the date hereof, (B) all such Tax Returns were true, complete and correct in all material respects and filed on a timely basis (taking into account any applicable extensions), (C) the Company and each of its Subsidiaries have paid all material amounts of Taxes that are due, claimed or assessed by any taxing authority to be due for the periods covered by such Tax Returns, other than any Taxes for which adequate reserves disclosed in the footnotes of the audited financial statements of the Company have been established or a claim has been filed in the Bankruptcy Cases, and (D) all material adjustments of federal Tax liability of the Company and its Subsidiaries resulting from completed audits or examinations have been reported to appropriate state and local taxing authorities and all resulting Taxes payable to state and local or province taxing authorities have been paid. “Taxes” means any U.S. federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. In addition, for the Subsidiaries organized in Mexico the term Taxes also includes but is not limited to the federal, state and/or local income tax (impuesto sobre la renta), flat rate business tax (Impuesto Empresarial a Tasa Única), value added tax (impuesto al valor agregado), contributions to social security (contribuciones de seguridad social, which includes INFONAVIT and SAR), profits /administrative revenues (aprovechamientos), improvement assessments (contribuciones de mejora), duties (derechos), products (productos), property tax (impuesto predial), and payroll tax (impuesto sobre nóminas). “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, including, where permitted or required, combined or consolidated returns for any group of entities that include the Company or any Subsidiary.

(ii) There are no Liens relating to a material amount of Taxes upon the assets of the Company or any Subsidiary, except Liens for Taxes not yet due or Taxes being contested in good faith.

(iii) Except as it would not have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries have complied (and until the Effective Date shall comply) in all material respects with all applicable Laws, rules, and regulations relating to the payment and withholding of Taxes (including withholding and reporting requirements under sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any other Laws) and have, within the time and in the manner prescribed by Law, withheld from employee wages and paid to the proper governmental authorities all material amounts required to be withheld and paid over.

(iv) The Company shall make available to the Backstop Purchasers on location complete and accurate copies of all material Tax Returns and associated work papers (including, all elections and schedules of the Company and its Subsidiaries relating thereto, together with all written communications relating thereto from any Governmental Authority, and the written response, if any, of the Company or any of its Subsidiaries to that communication) filed by or on behalf of the Company or any Subsidiary for all taxable years ending on or prior to the Effective Date and for which the statute of limitations has not expired.

(v) Except as it would not have, individually or in the aggregate, a Material Adverse Effect, no agreement as to indemnification for, contribution to, or payment of Taxes exists between the Company or any Subsidiary, on the one hand, and any other person, pursuant to any Tax sharing agreement and neither the Company nor any Subsidiary has any liability for Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of any state, local or foreign Law).

(vi) The Company and each of its Subsidiaries have disclosed on their U.S. federal income Tax Returns all positions taken therein that would reasonably be expected to give rise to a substantial understatement of U.S. federal income Tax within the meaning of section 6662 of the Code. Neither the Company nor any Subsidiary has engaged in any reportable transactions that were required to be disclosed pursuant to Treasury Regulation section 1.6011-4.

(vii) There are no circumstances existing which could result in the application of either sections 78 to 80.04 of the Income Tax Act (Canada) or any equivalent Tax legislation of any province of Canada to any Subsidiaries organized in Canada and give rise to an adjustment for Tax purposes, except as would not have, individually or in the aggregate a Material Adverse Effect.

(viii) The Company and each of its Subsidiaries have properly maintained the documentation necessary to avoid penalties as to transfer pricing pursuant to section 6662(e) of the Code and with respect to any Subsidiary organized in Canada paragraphs 247(4)(a) to (c) of the Income Tax Act (Canada).

(dd) Office of Foreign Assets Control. None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, Joint Ventures or affiliates, or any of their respective directors, officers, or employee is a Restricted Party.

(ee) Material Contracts. As of the date hereof:

(i) True, correct and complete copies (other than pursuant to Clause (I), which the parties agree are Material Contracts) of the following Contracts of the Company and its Subsidiaries (excluding any Contract that has expired or terminated in accordance with its terms and under which no party has any continuing rights or obligations other than those Contracts that either party thereto could reasonably claim has been extended or renewed as a result of the course of conduct of the parties thereto) (the “Material Contracts”) have been previously provided to the Backstop Purchasers and are available in the Dataroom as of the date hereof, and a list of each such Contract (other than pursuant to Clause (I), which the parties agree are Material Contracts) is set forth in the Disclosure Schedule:

(A) Contracts that would be considered a material contract pursuant to Item 601(b)(10) of Regulation S-K promulgated by the Commission, had the Company been the registrant referred to in such regulation;

(B) Contracts entered into after September 1, 2009 for (x) capital expenditures or the acquisition or construction of fixed assets, or (y) mergers, combinations, consolidations, reorganizations, restructurings, recapitalizations, acquisitions or repurchases involving the Company or any of its Subsidiaries, other than internal restructurings or such Contracts entered into in the ordinary course of business, or not material to the business of the Company, or not in excess of $10,000,000;

(C) Contracts under which the Company or any of its Subsidiaries has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person, in each case in excess of $1,000,000 and the Company hereby represents and warrants that the aggregate amount of indebtedness incurred pursuant to such Contracts that are not Material Contracts does not exceed $10,000,000, other than any such Contract between or among any of the Company and any of its Subsidiaries;

(D) Contracts (including any so called take or pay or keepwell agreements) under which the Company or any of its Subsidiaries has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person, including the Company or another one of its Subsidiaries (in each case other than endorsements for the purpose of collection in the ordinary course of business), in each case in excess of $1,000,000 and the Company hereby represents and warrants that the aggregate amount of such guarantees incurred pursuant to such Contracts that are not Material Contracts does not exceed $10,000,000;

(E) Contracts under which the Company or any of its Subsidiaries has agreed to indemnify any person for any liabilities that is material to the Company and its Subsidiaries, taken as a whole (with respect to which the Company has continuing obligations as of the date hereof), other than (x) payment indemnities of amounts less than $10,000,000, (y) any Contracts providing for indemnification of customers or suppliers, or (z) any Contracts providing for indemnification of other Persons entered into in the ordinary course of business;

(F) Material partnership, Joint Venture, shareholders’ or other similar Contracts with any Person;

(G) All Contracts with any Person containing any provision or covenant (x) prohibiting or limiting the ability of the Company or any of its Subsidiaries to engage in any material business activity, (y) imposing any material limitation on competition with any Person or solicitation of any material customer or material client, or (z) imposing any material prohibition on the ability of any person to compete with the Company or any of its Subsidiaries, which in each case are material to the Company and its Subsidiaries, taken as a whole, except for such Contracts which may be cancelled without material liability to the Company or any of its Subsidiaries upon less than 90-days notice;

(H) Contracts (other than information technology contracts) in which the Company or any of its Subsidiaries have agreed to an exclusive relationship which is material to the business with a potential supplier, service provider or customer in excess of $10,000,000;

(I) Contracts with any Material Customer;

(J) Any other Contract (including any Contract for the future purchase of materials, supplies or equipment) material to the business that has or that the Company reasonably expects to have an aggregate future annual liability or annual payments to or from any person (other than by the Company or any of its Subsidiaries to any of the Company’s Subsidiaries or the Company, respectively) in excess of $10,000,000, is not terminable by the Company or any of its Subsidiaries by notice of not more than ninety (90) days for a cost of less than $1,000,000 and is not entered in the ordinary course of business; or

(K) Any Contract with a Related Party.

(ii) Each Material Contract that shall survive the Bankruptcy Cases is valid and binding on the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, on each other person party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect. Other than those caused as a result of the filing of the Bankruptcy Cases, neither the Company nor any of its Subsidiaries is in breach or default of any Material Contract to which it is a party and which shall survive the Bankruptcy Cases, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, no party to any Material Contract has repudiated any material provision thereof or terminated any Material Contract, which repudiation or termination would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Material Contract provides any party thereto (other than the Company or its Subsidiaries) with any right to access any premises of the Company or its Subsidiaries to remove or otherwise obtain any property of the Company or any of its Subsidiaries from such premises without the consent of the Company or its Subsidiaries, which removal or obtaining of property would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ff) Customers. Since January 1, 2009, none of the ten (10) largest customers of the Company based on the Company’s total sales in its most recent fiscal year (each a “Material Customer”) has cancelled or otherwise terminated or materially reduced or materially and adversely modified, its relationship with the Company relative to the prior fiscal year, nor has any such customer expressed to the Company in writing its intention to do any of the foregoing. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Contracts referred to in Section 3(ee)(i)(I) have been entered into in the ordinary course pursuant to purchase orders containing customary terms and conditions, which terms and conditions have been previously provided to the Backstop Purchasers and are available in the Dataroom as of the date hereof.

(gg) No Additional Representations and Warranties. Except as and to the extent expressly set forth in this Section 3, the Company makes no representations or warranties and disclaims any liability and responsibility for any representation, warranty, statement made or information communicated (orally in writing) by the Company or any of its Subsidiaries or any of their respective officers, directors, stockholders, employees, affiliates, legal or financial representatives or other agents and consultants to any of the Backstop Purchasers or any of their respective affiliates, officers, directors, security holders, employees, legal or financial representatives or other agents and consultants (including, but not limited to, any written or oral presentations, information memorandums, other documents, any opinions, information or advice).

Section 4. Representations and Warranties of the Backstop Purchasers. Each of the Backstop Purchasers, severally and not jointly, represents and warrants to the Company as set forth below. Each representation and warranty is made as of the date hereof and as of the Effective Date.

(a) Organization. Such Backstop Purchaser has been duly organized or formed, as applicable, and, to the extent applicable, is validly existing and in good standing under the Laws of the jurisdiction of its organization.

(b) Power and Authority. Such Backstop Purchaser has the requisite corporate or similar power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

(c) Execution and Delivery. This Agreement has been duly and validly executed and delivered by such Backstop Purchaser and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) Securities Laws Compliance. The Backstop Purchaser Shares to be purchased by such Backstop Purchaser pursuant to the terms of this Agreement have not been registered under the Securities Act or any state securities law and will contain the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND ACCORDINGLY THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

Except as provided in this Agreement and the Registration Rights Agreement, the Company shall not be required to effect any registration under any U.S. federal or state securities law. The Backstop Purchaser Shares are being acquired under this Agreement by such Backstop Purchaser in good faith solely for investment purposes and for its own account and will not be offered for sale, sold or otherwise transferred by such Backstop Purchaser except pursuant to a registration statement or in a transaction exempt from or not subject to registration under the Securities Act and any applicable state securities laws.

(e) Accredited Investor. Such Backstop Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Backstop Purchaser Shares being acquired hereunder. Such Backstop Purchaser is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act or, in the case of a Backstop Purchaser in Canada, within the meaning of Section 1.1 of National Instrument 45-106 of the Canadian Securities Administrators (an “Accredited Investor”). It understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding the Common Shares and Preferred Shares for an indefinite period of time).

(f) No Conflict. The execution and delivery by such Backstop Purchaser of this Agreement and compliance by such Backstop Purchaser with all of the provisions hereof and the consummation of the Transactions (i) will not conflict with or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result in the acceleration of, or the creation of any Lien or give rise to any termination rights under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Backstop Purchaser is a party or by which such Backstop Purchaser is bound or to which any of the property or assets of such Backstop Purchaser is subject, (ii) will not result in any violation of the provisions of the certificate of incorporation or by-laws or similar governance documents of such Backstop Purchaser, and (iii) will not result in any material violation of, or any termination or material impairment of any rights under, any Law or Order of any Governmental Authority having jurisdiction over such Backstop Purchaser or any of its properties, except in any such case described in subclause (i) or (iii) as would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Backstop Purchaser’s performance of its obligations under this Agreement.

(g) Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any Governmental Authority having jurisdiction over such Backstop Purchaser or any of its properties is required for the purchase by such Backstop Purchaser of the Backstop Purchaser Shares, the execution and delivery by such Backstop Purchaser of this Agreement or the Registration Rights Agreement and the performance of and compliance by such Backstop Purchaser with all of the provisions hereof and thereof or the consummation of the Transactions, except (i) any required filings with respect to and the expiration or termination of the waiting period under the HSR Act relating to the placement of Common Shares and Preferred Shares with such Backstop Purchasers, (ii) any other merger control filings and approvals required by Law relating to the placement of Common Shares and Preferred Shares with the Backstop Purchasers, (iii) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws or Canadian provincial or territorial securities laws in connection with the purchase of the Common Shares and Preferred Shares by such Backstop Purchasers, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Designations or (v) such consents, approvals, authorizations, registrations or qualifications the absence of which would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Backstop Purchaser’s performance of its obligations under this Agreement.

(h) Arm’s Length. Such Backstop Purchaser acknowledges and agrees that the Company is acting solely in the capacity of an arm’s length contractual counterparty to such Backstop Purchaser with respect to the Transactions (including in connection with determining the terms of the offering). Additionally, such Backstop Purchaser is not relying on the Company for any legal, tax, investment, accounting or regulatory advice with respect to itself in any jurisdiction, except as specifically set forth in this Agreement. Such Backstop Purchaser shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the Transactions.

(i) Legal Proceedings. There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which such Backstop Purchaser is a party or to which any property of such Backstop Purchaser is the subject that, individually or in the aggregate, if determined adversely to such Backstop Purchaser, would reasonably be expected to prohibit, materially delay or materially and adversely impact such Backstop Purchaser’s performance of its obligations under this Agreement; to the knowledge of such Backstop Purchaser no such investigations, actions, suits or proceedings are threatened by any governmental or regulatory authority or by others, except as would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Backstop Purchaser’s performance of its obligations under this Agreement.

(j) Sufficiency of Funds. On the Effective Date, each Backstop Purchaser will have available funds sufficient to pay the aggregate Purchase Price for its Purchase Commitment.

(k) No Broker’s Fees. Such Backstop Purchaser is not a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its Subsidiaries or any of the Backstop Purchasers for a brokerage commission, finder’s fee or like payment in connection with the Transactions.

(l) No Violation or Default. Except as would not, individually or in the aggregate, reasonably be expected to prohibit, materially delay or materially and adversely impact such Backstop Purchaser’s performance of its obligations under this Agreement:

(i) Such Backstop Purchaser is in compliance with its respective charter and by-laws or equivalent organizational documents.

(ii) Such Backstop Purchaser is: (A) not in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any material term, covenant or condition contained in any material indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which such Backstop Purchaser is a party or by which it is bound or to which any of its property or assets is subject; or (B) in violation of any material Law or statute or any material judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority.

(m) Investigation. Such Backstop Purchaser has been afforded access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation of the Company and its Subsidiaries. Such Backstop Purchaser has conducted a due diligence investigation of the Company and its Subsidiaries in a manner satisfactory to the Backstop Purchasers. The foregoing notwithstanding, the Company hereby acknowledges and agrees that such Backstop Purchaser is entitled to rely upon, and shall be deemed to have relied upon, all representations, warranties and covenants of the Company set forth in this Agreement, notwithstanding such due diligence investigation, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the Company.

(n) No Reliance. Such Backstop Purchaser acknowledges and agrees that except for the representations and warranties expressly contained in Section 3 herein none of the Company and its Subsidiaries nor any other Person on behalf of the Company or its Subsidiaries makes any other representation or warranty of any kind or nature, express or implied, in connection with the Transactions contemplated by this Agreement and the Ancillary Agreements. Except for the representations and warranties expressly set forth in this Agreement, none of the Backstop Purchasers has relied on any representation or warranty, express or implied, with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to the Backstop Purchasers in connection with the Transactions contemplated by this Agreement and the Ancillary Agreements. Except as otherwise provided herein, none of the Company and its Subsidiaries nor any other Person will have or be subject to any liability or indemnification obligation to any of the Backstop Purchasers or any other Person resulting from the distribution to any of the Backstop Purchasers or their respective representatives, or use by any of the Backstop Purchasers or their respective representatives of any such information, including any information, documents, projections, forecasts or other material made available to any of the Backstop Purchasers or their respective representatives or management presentations in expectation of the Transactions contemplated by this Agreement and the Ancillary Agreements. Notwithstanding anything to the contrary contained herein, nothing herein shall limit any claim for fraud or intentional misrepresentation.

(o) No Additional Representations and Warranties. Except as and to the extent expressly set forth in this Section 4, each Backstop Purchaser makes no representations or warranties and disclaims any liability and responsibility for any representation, warranty, statement made or information communicated (orally in writing) by such Backstop Purchaser or any of its affiliates, officers, directors, stockholders, employees, legal or financial representatives or other agents and consultants to the Company or any of its respective affiliates, officers, directors, security holders, employees, legal or financial representatives or other agents and consultants (including, but not limited to, any written or oral presentations, information memorandums, other documents, any opinions, information or advice).

Section 5. Additional Covenants of the Company. The Company agrees with the Backstop Purchasers:

(a) Approval Motion Supplement and Approval Order. To file a supplement (the “Approval Motion Supplement”) to the motion filed on February 1, 2010 in connection with the Original Commitment Agreement and supporting papers in connection with the efforts to obtain entry of the Approval Order, with the schedules and exhibits redacted at least to the same extent as those filed in connection with the motion to approve the Original Commitment Agreement and otherwise as the Debtors determine to be necessary and appropriate and as Reasonably Satisfactory to the Backstop Purchasers. The Approval Motion Supplement and Approval Order shall each be in form and substance Reasonably Satisfactory to the Backstop Purchasers. The Approval Motion Supplement shall be filed by the Company within one Business Day following the signing of this Agreement. The Company agrees that it shall use reasonable best efforts, subject to any applicable fiduciary duties, to (i) obtain a waiver of Bankruptcy Rule 6004(h) and request that the Approval Order be effective immediately upon its entry by the Bankruptcy Court, which Approval Order shall not be revised, modified, or amended by the Confirmation Order for the Plan or any other further order of this Bankruptcy Court (except as permitted hereunder), (ii) fully support the Approval Motion Supplement, and any application seeking Bankruptcy Court approval and authorization to pay the reasonable fees and expenses hereunder as well as the Commitment Premium as an administrative expense of the estate, including, but not limited to, filing supporting affidavits on behalf of the Company and/or its financial advisor and providing the testimony of the affiants if needed, (iii) use reasonable best efforts to obtain approval of the Approval Order as soon as practicable following the filing of the Approval Motion Supplement, and (iv) seek a provision in the Approval Order providing for the release and exculpation of the Backstop Purchasers, their affiliates, representatives and advisors for any liability for participation in the transactions and agreements contemplated by this agreement to the fullest extent permitted under applicable law.

(b) Plan and Disclosure Statement; CCAA Plan; Confirmation Order and Sanction Order. To file the Plan and Disclosure Statement in the forms attached hereto, and to use reasonable best efforts, or cause CSA Canada to use reasonable best efforts, as applicable, to obtain the entry of a Confirmation Order by the Bankruptcy Court and an order of Canadian Bankruptcy Court, in form and substance Reasonably Satisfactory to the Backstop Purchasers, approving the CCAA Plan (such an order in form and substance Reasonably Satisfactory to the Backstop Purchasers, the “Sanction Order”). The Company shall file the Plan and Disclosure Statement with the Bankruptcy Court within one Business Day after the filing of the Approval Motion Supplement and, except as set forth herein, shall use reasonable best efforts to seek confirmation of the Plan and cause CSA Canada to seek approval and implementation of the CCAA Plan by the Canadian Bankruptcy Court, in each case as promptly as practicable after the date hereof. The Plan, CCAA Plan and any amendments, modifications or changes thereto shall (i) be consistent in all respects with this Agreement, (ii) provide for the release and exculpation of the Backstop Purchasers, their affiliates, representatives and advisors to the fullest extent permitted under applicable Law, and (iii) have conditions to confirmation and the effective date of the Plan and CCAA Plan respectively (and to what extent any such conditions can be waived and by whom) that are consistent with this Agreement. The Company will provide to the Backstop Purchasers and their counsel a copy of any amendments, modifications or changes to the Plan, CCAA Plan, and the Disclosure Statement, respectively, and a reasonable opportunity to review and comment on such documents, provided, however, that no such amendments, modifications or changes (other than immaterial and non-substantive amendments, modifications or changes) shall be filed without the Consent of the Backstop Purchasers. The Company will provide and cause CSA Canada to provide to the Backstop Purchasers and their counsel a copy of the proposed Confirmation Order and the Sanction Order and a reasonable opportunity to review and comment on such order(s) prior to such order(s) being filed with the Bankruptcy Court and the Canadian Bankruptcy Court, as applicable, and in each case such orders must be in form and substance Reasonably Satisfactory to the Backstop Purchasers.

(c) Rights Offering. To effectuate the Rights Offering as provided herein as promptly as practicable after the date hereof and to use reasonable best efforts to seek entry of the Approval Order, prior to the commencement of the Rights Offering, authorizing the Company to conduct the Rights Offering pursuant to the terms of the Rights Offering Procedures.

(d) Notification. To notify, or to cause the Subscription Agent to notify the Backstop Purchasers, (i) on each Friday during the Rights Exercise Period and, to the extent reasonably requested by the Backstop Purchasers, on each Business Day during the five Business Days prior to the Expiration Time, of the aggregate number of Rights known by the Company or the Rights Agent to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be, and (ii) as soon as practicable after the Expiration Time, and in no event later than three Business Days after the Expiration Time, the aggregate number of Rights exercised pursuant to the Rights Offering.

(e) Backstop Shares. In accordance with the terms and provisions of this Agreement, to determine the number of Backstop Shares, if any, in good faith, to provide a Commitment Notice or a Satisfaction Notice that accurately reflects the number of Backstop Shares as so determined.

(f) Antitrust Approvals. To use reasonable best efforts to prepare and file as promptly as practicable, and in any event by no later than ten days (or earlier if required by Law) from the entry by the Bankruptcy Court of an order approving this Agreement, all required notification and report forms under (i) the HSR Act, and (ii) the merger control rules of any other jurisdiction in which approval is required by Law related to the placement of Common Shares or Preferred Shares with the Backstop Purchasers and the issuance of the Common Shares upon conversion of the Preferred Shares and exercise of the Warrants, and to not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the Transactions; provided, that the Company shall not have any obligation to make material payments or any concessions to any third party in connection with obtaining any consents or approvals. If the purchase of Common Shares and Preferred Shares by the Backstop Purchasers pursuant to this Agreement is subject to pre-acquisition notification under the merger control laws of Brazil, such notification will be submitted within the deadline as required by the laws of Brazil, so as not to materially delay the consummation of the Transactions. The Company shall (A) promptly supply the Backstop Purchasers with any information which may be required in order to obtain approval under the HSR Act or the merger control rules of any other jurisdiction or jurisdictions described in the preceding sentence, and (B) respond as promptly as practicable to any inquiries received from any Governmental Authority for additional information or documentation.

(g) Conduct of Business. Except as expressly set forth in this Agreement (including as set forth on Schedule V or on Schedule 5(g)(A) hereto), in any order of, or agreement or other document approved by, the Bankruptcy Court prior to the date hereof, or as required by Law, during the period from the date of this Agreement to the Effective Date, the Company and its Subsidiaries shall carry on their businesses in the ordinary course and, to the extent consistent therewith, use their commercially reasonable efforts to preserve intact in all material respects their current business organizations, keep available the services of their current officers and material employees and preserve in all material respects their relationships with material customers, suppliers, licensors, licensees, distributors and others having material business dealings with the Company or its Subsidiaries. Without limiting the generality of the foregoing, and except as otherwise expressly provided or permitted by this Agreement, prior to the Effective Date, the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions without the prior written Consent of the Backstop Purchasers, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)(A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of the capital stock of the Company, or (B) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto in violation of Section 10.14 of the DIP Credit Agreement, it being understood and agreed that any expenditures or authorizations in excess of $53,000,000 in the aggregate for the six month period ending June 30, 2010 shall require the Consent of the Backstop Purchasers;

(iii) acquire or agree to acquire by merging or consolidating with, or purchase any portion of the stock of, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof except for such transactions specified in Sections 10.04(h), (m) and (q) of the DIP Credit Agreement and on Schedule 10.04(c)(A)(10) and Schedule 10.04(c)(A)(11) of the DIP Credit Agreement;

(iv) sell, lease, mortgage, pledge, grant a lien, mortgage, pledge, security interest, charge, claim or other encumbrance of any kind or nature on or otherwise encumber or dispose of any of its properties or assets, except to the extent permitted by any order of the Bankruptcy Court entered as of the date hereof that is set forth on Schedule 5(g)(iv) or Sections 10.02 and 10.05 of the DIP Credit Agreement, provided, however, that the Company and its Subsidiaries may not sell, transfer or dispose of any assets (A) pursuant to Section 10.05(b) of the DIP Credit Agreement unless such sale, transfer or disposition is among the Company and its Subsidiaries or among Subsidiaries, or (B) pursuant to Section 10.05(k) of the DIP Credit Agreement in an aggregate amount in excess of $5,000,000 after the date hereof;

(v) incur or permit to exist any Indebtedness (as defined in the DIP Credit Agreement) except to the extent permitted by Section 10.01 of the DIP Credit Agreement, provided, however, that (A) the Company and its Subsidiaries may not incur Indebtedness pursuant to Section 10.01(a)(xiii) of the DIP Credit Agreement in excess of $10,000,000 after the date hereof, (B) the Company and its Subsidiaries may not incur or permit to exist any Indebtedness pursuant to Section 10.01(a)(xv) of the DIP Credit Agreement other than any Indebtedness outstanding as of the Effective Date and other Indebtedness thereafter in an aggregate amount in excess of $5,000,000, and (C) the Company and its Subsidiaries may not incur any Indebtedness pursuant to Section 10.01(a)(xviii) of the DIP Credit Agreement in an aggregate amount in excess of $5,000,000 after the date hereof;

(vi) guarantee any Indebtedness of Person (other than the Company or a Subsidiary) or enter into any “keep well” or other agreement to maintain any financial condition of another Person (other than a Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing, except (A) to the extent permitted by Section 10.01(a)(vi) and Sections 10.04(f) and (o) of the DIP Credit Agreement and (B) with respect to any joint ventures of the Company, in an aggregate amount not to exceed $5,000,000 after the date hereof;

(vii) except (A) as required by the terms of an existing Contract, agreement, arrangement, plan or policy disclosed on Schedule 5(g)(vii) or (B) as required to comply with Law, (w) enter into, adopt, amend or terminate any employee benefit plan, (x) increase in any manner the compensation or fringe benefits of any director or officer of the Company, (y) enter into, renew (other than contracts, agreements, commitments or arrangements that by their terms renew automatically without action by either party) or terminate any contract, agreement, commitment or arrangement providing for the payment of compensation or benefits to any director or officer of the Company, or (z) terminate the employment of or hire any officer or director of the Company (other than termination for cause);

(viii) commence any material action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding (an “Action”) (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any Action other than compromises, settlements or agreements in the ordinary course of business consistent with past practice or as part of the Debtors claims resolution process as it relates to assumption or rejection of executory contracts and that involve only the payment of money damages not in excess of $1,000,000 individually or $25,000,000 in the aggregate, in any case without the imposition of any equitable relief, and other than as permitted by any order of the Bankruptcy Court entered as of the date hereof that is set forth on Schedule 5(g)(viii);

(ix) change materially its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(x) take any action inconsistent with this Agreement or the Transactions contemplated hereby; or

(xi) commit or agree to take any of the foregoing.

Notwithstanding anything to the contrary contained in this Section 5(g), nothing in this Section 5(g) or elsewhere in this Agreement shall prohibit, restrict or impose any condition upon (A) the ability of any Credit Agreement Party (as defined in the DIP Credit Agreement) or any of its Subsidiaries to create, incur or permit to exist any lien upon any of its property or assets or (B) the ability of any Subsidiary of the Company to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary of the Company or to guarantee Indebtedness of the Company or any other Subsidiary of the Company, in each case, solely to the extent any such prohibition, restriction or imposition of conditions would result in default under the DIP Credit Agreement. As used in this Section 5(g), the term “DIP Credit Agreement” means the DIP Credit Agreement dated as of December 18, 2009, without taking into account any change, waiver, discharge or amendment of any of the terms thereunder.

(h) Ancillary Agreements. The Company and the Backstop Purchasers shall use their respective reasonable best efforts to negotiate, and the Company shall execute and deliver, as soon as practicable after the date hereof, a modified executive incentive plan in form and substance Reasonably Satisfactory to the Backstop Purchasers and the Company that shall include the terms set forth in Exhibit I hereto (the “Modified Executive Incentive Plan”). The Company and the Backstop Purchasers shall execute and deliver, on the Effective Date, the Registration Rights Agreement. The Company and each of (i) Oak Hill Advisors, L.P. or its affiliates, (ii) Barclays Bank PLC or its affiliates, (iii) Silver Point Capital, L.P. or its affiliates and (iv) the Independent Nomination Parties shall execute and deliver, on the Effective Date, the Nomination Agreements. Within five Business Days after the parties agree as to the form and substance of the Modified Executive Incentive Plan and each other Ancillary Agreement or other document, the form of which is not attached to this Agreement, the Company shall file with the Bankruptcy Court a motion (attaching thereto a copy of such Ancillary Agreements or documents and otherwise in form and substance Reasonably Satisfactory to the Backstop Purchasers, including the proposed form of order filed in connection therewith) seeking Bankruptcy Court approval of such Ancillary Agreements or documents as promptly as practicable thereafter, it being understood and agreed that the Company may satisfy its obligations under this sentence by seeking Bankruptcy Court approval of such Ancillary Agreements or documents as part of the process and at the hearing to confirm the Plan (the “Confirmation Hearing”).

(i) Access and Information. From the date hereof until the Effective Date, subject to any applicable Laws, the Confidentiality Agreements or, in the case of Backstop Purchasers that are not party to the Confidentiality Agreements, confidentiality restrictions reasonably acceptable to the Company, the Company shall at the Company’s expense (x) afford any Backstop Purchaser and its representatives access, during regular business hours, upon reasonable advance notice and in a manner as would not be unreasonably disruptive to the business or operations of the Company or any of its Subsidiaries, to the assets, books and records of the Company and its Subsidiaries, (y) furnish, or cause to be furnished, to the Backstop Purchaser any financial and operating data and other information that is available with respect to the Company and its Subsidiaries as the Backstop Purchaser from time to time reasonably requests, and (z) instruct its employees and the Company’s legal and financial advisors to cooperate with the Backstop Purchaser in connection with clauses (x) and (y) in this Section 5(i); provided however, that the Company shall not be required to disclose to the Backstop Purchasers or any of their representatives information of the Company which is subject to attorney-client privilege.

(j) Financial Information. Beginning on the date hereof until the Effective Date, the Debtors shall provide to each Backstop Purchaser copies of all annual and quarterly financial reports and other financial information required to be provided to its lenders under the DIP Credit Agreement.

(k) Amendments to Organizational Documents. As of the Effective Date, the Company shall file, adopt or amend the Amended and Restated Certificate of Incorporation in the form attached hereto, the By-Laws in the form attached hereto and the Certificate of Designations in the form attached hereto.

(l) Exit Financing. The Debtors shall, in consultation with the Backstop Purchasers, negotiate the terms and conditions of Exit Financing with terms and conditions, and with documentation in form and substance, which is Reasonably Satisfactory to the Backstop Purchasers. The Debtors shall use commercially reasonable efforts to consummate such Exit Financing as contemplated hereby, including, without limitation, by executing all documentation related thereto or in connection therewith.

(m) Competing Proposals. From and after the date hereof until the earlier of the termination of this Agreement and the Effective Date, the Debtors shall immediately (i) cease and cause to be terminated any ongoing solicitation, discussions and negotiations with respect to an Alternative Transaction and (ii) not solicit any inquiries or proposals, or enter into any discussions, negotiations, understandings, arrangements or agreements, relating to an Alternative Transaction. Notwithstanding anything to the contrary contained in this Agreement, if the Company receives a proposal (including, for the avoidance of doubt, proposals made by the parties (other than the Company) to the Original Commitment Agreement) not solicited by the Company or any of its affiliates in violation of this Section 5(m) and the board of directors of the Company acting in good faith, reasonably believes, after consulting with legal counsel, that the following actions are necessary either to comply with its fiduciary duties under applicable Law, then the Company may, in response to such proposal: (i) furnish information concerning the business to the party making such proposal (and to such party’s representatives); (ii) participate in discussions and negotiations with such party (and with such party’s representatives) regarding such proposal or enter into understandings, arrangements or agreements with respect to such proposal, and (iii) take any other actions necessary to satisfy such duties; provided, that (A) the Company may only provide to the party making such proposal (and to such party’s advisors and representatives) access to no more information regarding the business than that made available to the Backstop Purchasers or their advisors and representatives, it being understood that the Company may provide to such party and its advisors and representative access to more information regarding the business than that made available to the Backstop Purchasers or their advisors and representatives so long as the Company provides such information to the Backstop Purchasers or their advisors and representatives within 24 hours of providing such information to such party, (B) the Company may only engage in discussions with the party making such proposal (and to such party’s representatives) subject to the requirement that the Company shall have first received an executed confidentiality agreement that is no more favorable to such party than the confidentiality agreement to which the Backstop Purchasers were subject prior to entering into this Agreement, (C) the Company shall provide the Backstop Purchasers with notice of such proposal as soon as practicable (and in no event less than 24 hours after receipt thereof) including the material terms of the proposal and the Company shall keep the Backstop Purchasers reasonably informed of such discussions and negotiations and (D) the Company shall negotiate with the Backstop Purchasers in good faith (to the extent that the Backstop Purchasers so desire) with respect to any changes proposed by the Backstop Purchasers to the terms of this Agreement.

(n) Disclosure. Within four Business Days following the earliest of the (i) Effective Date and (ii) the date that this Agreement is terminated pursuant to Section 10 hereof, the Company shall disclose and make generally available to the public any material non-public information previously disclosed to the Backstop Purchasers or an appropriate summary thereof, but solely to the extent that on such date such information constitutes material non-public information under U.S. securities laws under the circumstances then in effect it being understood that information disclosed by the Company and its advisors only to counsel to the Backstop Purchasers shall not have to be disclosed.

(o) Notice of Changes. The Company will give prompt notice to the Backstop Purchasers upon becoming aware of (i) the discovery or occurrence, or failure to occur, of any event or circumstance which causes, or would reasonably be likely to cause, any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate, or (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement on or prior to the Effective Date, where, in the case of (i) and (ii), such discovery, occurrence or failure would permit the Backstop Purchasers to terminate this Agreement pursuant to Section 10(c). No notice pursuant to this Section 5(o) will affect any representations or warranties, covenants, agreements, obligations or conditions set forth herein or limit or otherwise affect any available remedies.

(p) Further Assurances. The Company shall, and shall cause its Subsidiaries to, execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action and cause entities controlled by them to take such action as may be reasonably necessary (or as reasonably requested by the Backstop Purchasers) to carry out the Transactions, including seeking the consents and approvals set out in Section 3(h).

(q) Under Seal. The Debtors shall file under seal with the Bankruptcy Court the following: Schedule I and Schedule V and Schedules 3(q), 3(r)(vi)(B) and 3(u) of the Disclosure Schedules; and, to the extent filed with the Bankruptcy Court, the Debtors shall use reasonable best efforts to file the Proceeds Letter under seal.

(r) Registration or Listing of New Common Stock. The Company shall not, prior to nine months after the Effective Date, without the prior written Consent of the Backstop Purchasers, (i) register the New Common Stock under the Exchange Act or (ii) cause the New Common Stock to be listed for trading on a securities exchange, in each case except in connection with an underwritten initial public offering of the New Common Stock or as required by applicable law; provided that if the Non-Backstop Shelf Registration Statement (as defined in the Plan) has not been declared effective by the Commission within six months of the Effective Date, for so long as such Shelf Registration Statement has not been declared effective, the Company may register the New Common Stock under the Exchange Act. The Company shall file, and cause to be declared effective, the Shelf Registration Statements contemplated by Section 9.11(b) of the Plan in accordance with the terms of such section.

(s) DIP Credit Agreement. The Company and its Subsidiaries party thereto shall not amend the terms of the DIP Credit Agreement without the Consent of the Backstop Purchasers.

(t) Certain Benefit Plans. The Company shall use its reasonable best efforts to obtain, not later than one week after the entry of the Approval Order, from each participant in the Company’s Change of Control Severance Pay Plan, such participant’s written agreement, pursuant to a form of agreement to be agreed between the parties, that (i) any rights of such participant to terminate employment for “good reason” will not be triggered under such participant’s employment agreement with the Company and (ii) the change of control provisions (including without limitation any right of such participant to terminate employment for “good reason” and any Company funding obligation) will not be triggered under such employment agreement, the Company’s Change of Control Severance Pay Plan, Nonqualified Supplementary Benefit Plan (SERP), Deferred Compensation Plan and Pre-2005 Executive Deferred Compensation Plan, in each case as a result of (x) the Company’s emergence from Chapter 11 as contemplated by the Plan, (y) the execution and delivery of this Agreement or (z) the consummation of the transactions provided in this Agreement and/or the Plan (or otherwise contemplated by this Agreement and/or the Plan to occur prior to or on or about the Effective Date); provided that the waiver set forth in this clause (ii) shall not apply if a Backstop Purchaser (A) enters into any written shareholder or voting agreement (other than this Agreement, the Ancillary Agreements or the Plan), (B) purchases or acquires pre-petition claims with respect to the Senior Subordinated Notes (including the purchase or acquisition of any such pre-petition claim held by any other Backstop Purchaser or its affiliates, but excluding any purchase or acquisition by a Backstop Purchaser or its affiliates in its broker/dealer, market making, flow trading or other non-proprietary trading activities), or (C) assigns this Agreement or its obligations hereunder pursuant to Section 12 of this Agreement, in the case of each of clauses (A), (B) and (C), only if such action would result in such Backstop Purchaser having beneficial ownership of greater than or equal to 50% of the total voting power of the Company’s voting power upon emergence; provided further, that such waiver shall not apply with respect to any rights under Section 7 of the Change of Control Severance Pay Plan in the event that an excise tax is imposed by the IRS pursuant to Section 4999 of the Code by reason of a payment (which is made following an event that the Company reasonably and in good faith determines would have constituted a “change of control” for purposes of such participant’s entitlement to payments under such plan, had such participant not executed such waiver) that the IRS asserts is “contingent on a change of control” of the Company within the meaning of Section 280G of the Code, despite the reasonable best efforts of the Company to withstand such assertion, where appropriate. For purposes of clarification, (i) neither (a) the agreements and arrangements involving Backstop Purchasers that are contemplated by this Agreement or the Plan to occur or exist prior to, on or about the Effective Date nor (b) any agreements or arrangements by Backstop Purchasers at any time prior to, on or after the Effective Date to dispose of any or all of their securities of the Company shall be taken into account in determining whether such Backstop Purchasers constitute a “group” for purposes of the change of control provisions in the employment agreements and the plans referred to in the first sentence of this Section 5(t) and (ii) the acquisition by any person of any equity interest in the Company at any time following the issuance of Backstop Purchaser Shares, Rights Offering Shares and Warrants (including the Backstop Purchaser Warrants) pursuant to the Plan (other than any acquisition from any Backstop Purchaser that is agreed to between such Backstop Purchaser and its transferee or assignee and consummated on or about the Effective Date) shall not be deemed a transaction provided for in this Agreement or the Plan. The Company shall notify each such participant, pursuant to such participant’s written agreement, that the Plan will provide that the “change of control” provisions will not be triggered under the employment agreement and the plans set forth in clause (ii) of the first sentence of this Section 5(t) under the circumstances described in this Section 5(t).

(u) Proceeds Letter. The Company shall comply with the instructions delivered in accordance with the last sentence of Section 2 of the Proceeds Letter.

(v) Other Covenants. The Company shall take the actions set forth in Disclosure Schedule 5(v).

Section 6. Additional Covenants of the Backstop Purchasers. Each Backstop Purchaser agrees, severally and not jointly:

(a) Support of the Plan. Each Backstop Purchaser agrees, severally and not jointly, with the Company (and notwithstanding any other provision of this Agreement, the Company may waive the provisions of this Section 6 in its sole discretion without the consent of any Backstop Purchaser):

(i) it and its affiliates will not (A) object to, delay or impede, directly or indirectly, the confirmation of the Plan, subject to its receipt of a Disclosure Statement and other solicitation materials in respect of the Plan that is approved by the Bankruptcy Court, as containing “adequate information” under section 1125 of the Bankruptcy Code (as may be amended, modified or changed in accordance with this Agreement), (B) object, delay or impede, directly or indirectly, the approval of the Disclosure Statement (as may be amended, modified or changed in accordance with this Agreement), (C) vote for, consent to, induce, encourage, support or participate in the formulation of any plan of reorganization other than, subject to its receipt of a Disclosure Statement and other solicitation materials in respect of the Plan that is approved by the Bankruptcy Court, the Plan (as such Plan may be amended, modified or changed in accordance with this Agreement), (D) directly or indirectly seek, solicit, induce, support or encourage any sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, or restructuring of the Debtors or any of their subsidiaries other than as provided in the Plan (as such Plan may be amended, modified or changed in accordance with this Agreement), (E) object to the Disclosure Statement or, subject to its receipt of a Disclosure Statement and other solicitation materials in respect of the Plan that is approved by the Bankruptcy Court, the solicitation of consents to the Plan (each as may be amended, modified or changed in accordance with this Agreement), or (F) take any other action in the Debtors’ chapter 11 cases or otherwise that is inconsistent with, or that would or is intended or is reasonably likely to materially delay, confirmation or consummation of, the Transactions;

(ii) it will, and it will cause its affiliates to, (A) subject to its receipt of a Disclosure Statement and other solicitation materials in respect of the Plan that is approved by the Bankruptcy Court, vote (and cause the person, if any, otherwise entitled to vote) the claims (the “Noteholder Claims”) in which such Backstop Purchaser and its affiliates have a beneficial interest arising under the indenture governing the Senior Notes (the “Senior Noteholder Claims”) or the indenture governing the Senior Subordinated Notes, to accept the Plan (as such Plan may be amended, modified or changed in accordance with this Agreement), and (B) reasonably cooperate with the Debtors in respect of the pursuit and support of the transactions contemplated by this Agreement and the Plan;

(iii) for so long as this Agreement remains in effect, it and its affiliates will not sell, transfer, assign, pledge or otherwise dispose of, directly or indirectly, any of its debt or Noteholder Claims, or any option thereon or any right or interest (voting or otherwise) therein unless the transferee, assignee, pledgee or other successor in interest agrees (and covenants to cause any subsequent transferee, assignee, pledgee or other successor in interest to agree) to vote such Noteholder Claims in favor of the Plan and, in the case of Supporting Senior Notes, accept a distribution of Supporting Note Shares in respect of any Supporting Senior Notes in accordance with this Agreement and the Plan in lieu of any cash distribution otherwise available under the Plan to holders of Senior Noteholder Claims; provided that notwithstanding the foregoing, any Backstop Purchaser will be permitted to transfer its rights or obligations with respect to this Agreement in accordance with Section 12; and

(iv) to the extent it or its affiliates acquire additional debt, Noteholder Claims, or equity interests in the Debtors, or hold or acquire other claims or equity interests in the Debtors, each such Backstop Purchaser and its affiliates agrees that such debt, Noteholder Claims or equity interests are and shall be subject to this Section 6(a).

(b) Information. To provide the Company with such information as the Company reasonably requests regarding the Backstop Purchasers for inclusion in the Disclosure Statement.

(c) Antitrust Approvals. To use its reasonable best efforts to prepare and file as promptly as practicable, and in any event by no later than ten days (or earlier if required by Law) from the entry by the Bankruptcy Court of an order approving this Agreement, all required notification and report forms under (i) the HSR Act, and (ii) the merger control rules of any other jurisdiction or jurisdictions in which approval is required by Law related to the placement of Common Shares and Preferred Shares with the Backstop Purchasers. If the purchase of Common Shares and Preferred Shares by the Backstop Purchasers pursuant to this Agreement is subject to pre-acquisition notification under the merger control laws of Brazil, such notification will be submitted within the deadline as required by the laws of Brazil, so as not to materially delay the consummation of the Transactions. To not take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the Transactions, including any action that is intended or reasonably likely to cause the Transactions to require approval from the European Commission under Council Regulation 139/2004 on the control of concentrations between undertakings (the “EC Merger Regulation”), or from any other jurisdiction, as a result of the Backstop Purchasers obtaining joint control of the Company as defined by EC Merger Regulation. Notwithstanding the foregoing, in no event shall this Section 6(c) obligate any Backstop Purchaser to dispose or hold separate any of its assets. The Backstop Purchasers shall not have any material obligation to make payments or any concessions to any third party in connection with obtaining any consents or approvals. Each Backstop Purchaser shall (A) promptly supply the Company with any information which may be required in order to obtain approval under the HSR Act or the merger control rules of any other jurisdiction or jurisdictions in which approval is required by Law related to the placement of Common Shares and Preferred Shares with the Backstop Purchasers, and (B) respond as promptly as practicable to any inquiries received from any Governmental Authority for additional information or documentation.

(d) Further Assurances. To execute and deliver, and to cause its affiliates to, execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action and cause entities controlled by them to take such action as may be reasonably necessary (or as reasonably requested by the Company) to carry out the Transactions.

(e) Company. Nothing contained in this Agreement shall give to the Backstop Purchasers, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Date. Prior to the Effective Date, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the business of the Company.

Section 7. Conditions to the Obligations of the Parties.

(a) Conditions to the Obligations of the Backstop Purchasers. The obligation of the Backstop Purchasers to purchase the Backstop Purchaser Shares pursuant to its Purchase Commitment on the Effective Date is subject to the following conditions (any or all of which may be waived with the Consent of the Backstop Purchasers subject to applicable Law):

(i) Approval Order. The Approval Order shall have been entered by the Bankruptcy Court in form and substance Reasonably Satisfactory to the Backstop Purchasers, and the Approval Order shall be a Final Order.

(ii) Confirmation Order and Plan. The Confirmation Order shall have been entered by the Bankruptcy Court in form and substance Reasonably Satisfactory to the Backstop Purchasers, and shall be a Final Order. The Plan, as approved, and the Confirmation Order, as entered, in each case by the Bankruptcy Court shall be consistent with the requirements for the Plan and the Confirmation Order set forth in Section 5(b) of this Agreement, and the conditions to confirmation and the conditions to the effective date of the Plan shall have been satisfied or waived, with the Consent of the Backstop Purchasers in accordance with the Plan.

(iii) CCAA Plan Implementation. The Sanction Order shall have been entered by the Canadian Bankruptcy Court in form and substance Reasonably Satisfactory to the Backstop Purchasers, and shall be a Final Order. All conditions to implementation of the CCAA Plan shall have been satisfied or waived in accordance with the CCAA Plan and the CCAA Plan shall have been implemented in accordance with its terms.

(iv) Bankruptcy Court Approval. The Ancillary Agreements not approved as part of the Approval Order shall have been approved by the Bankruptcy Court and the Canadian Bankruptcy Court, each in form and substance Reasonably Satisfactory to the Backstop Purchasers, as applicable and shall have been executed by the parties thereto in substantially the same form as the form thereof filed with the Bankruptcy Court and the Canadian Bankruptcy Court, as applicable.

(v) Representations and Warranties and Covenants. The representations and warranties of the Company in this Agreement that are not qualified as to Material Adverse Effect shall be true and correct (without giving effect to any limitation or qualifications as to materiality) in each case, as of the date hereof and at and as of the Effective Date (except for representations and warranties made as of a specific date, which shall be true and correct only as of the specified date), except to the extent that the failure of such representations or warranties to be so true and correct as of such dates, individually or in the aggregate would not have a Material Adverse Effect, and the representations and warranties that are qualified as to Material Adverse Effect shall be true and correct, in each case, as of the date hereof and at and as of the Effective Date as if made at and as of the Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), and the Company shall have, in all material respects, duly performed and complied with all of the obligations, covenants and conditions to be performed or complied with in this Agreement and the Ancillary Agreements applicable to it.

(vi) Material Adverse Effect. No event, circumstance, change or effect shall have arisen or occurred following the execution and delivery of this Agreement that is continuing and that, individually or in the aggregate, shall have had or be reasonably expected to have a Material Adverse Effect.

(vii) Rights Offering. The Rights Offering shall have been conducted in all material respects in accordance with this Agreement and the Rights Offering Procedures and the Expiration Time shall have occurred. Each Backstop Purchaser shall have received a Commitment Notice or a Satisfaction Notice in accordance with Section 1(e) from the Company, dated as of the Determination Date, certifying as to the number of Backstop Purchaser Shares to be purchased by each Backstop Purchaser pursuant to its Purchase Commitment.

(viii) No Restraint. No Order shall prohibit the consummation of the Plan, the Rights Offering or the Transactions.

(ix) Consents and Approvals. If the purchase of Common Shares and Preferred Shares by the Backstop Purchasers pursuant to this Agreement is subject to the terms of the HSR Act or merger control clearance in the jurisdictions set forth on Schedule 7(a)(ix) of the Disclosure Schedules, the applicable waiting period shall have expired or been terminated or the requisite clearance shall have been obtained, as applicable, with respect to such purchase. Any third party consents set forth on Schedule 7(a)(ix) of the Disclosure Schedules (and without reference to any other Disclosure Schedule) and all other material notifications, filings, consents, waivers and approvals of or by any Governmental Authority required in connection with the consummation of the Transactions or as contemplated by this Agreement or the Ancillary Agreements shall have been made or obtained and remain in full force and effect.

(x) Exit Financing. The Company and the Debtors shall have consummated the Exit Financing with terms and conditions, and with documentation in form and substance, which is Reasonably Satisfactory to the Backstop Purchasers.

(xi) Officer’s Certificate. The Backstop Purchasers shall have received on and as of the Effective Date a certificate of the chief executive officer or chief financial officer of the Company confirming that the conditions set forth in Section 7(a)(v) herein have been satisfied.

(xii) Fees. All fees (including the Commitment Premium), expenses (including any unpaid Transaction Expense) and other amounts required to be paid or reimbursed to the Backstop Purchasers as of the Effective Date shall be paid or reimbursed simultaneously with the consummation of the Transactions on the Effective Date.

(xiii) Aggregate Purchase Price. The Company shall have consummated the Rights Offering, and the Subscription Agent shall have delivered to the Company the aggregate purchase price equal to $355,000,000 for the Common Shares and Preferred Shares issued in accordance with this Agreement.

(xiv) Amended and Restated Certificate of Incorporation. The Amended and Restated Certificate of Incorporation shall have been filed with the office of the Delaware Secretary of State and shall be in effect as of the Effective Date.

(xv) By-Laws. The Company By-Laws shall have been duly adopted and shall be in full force and effect, and the Company shall have provided to the Backstop Purchasers resolutions of the board of directors of the Company approving and adopting such By-Laws.

(xvi) Certificate of Designations. The Certificate of Designations shall have been filed with the office of the Delaware Secretary of State and shall be in effect as of the Effective Date, and the Company shall have provided the Backstop Purchasers with resolutions of the board of directors of the Company approving and adopting such Certificate of Designations.

(xvii) Section 16 Matters. The Company’s board of directors shall have approved, by resolution in a form agreed by the Required Backstop Purchasers, the acquisition of Common Shares, Preferred Shares and the Warrants (including the Backstop Purchaser Warrants) pursuant to the Transactions, for the express purpose of affording such acquisitions an exemption from the provisions of Section 16(b) under the Exchange Act in the event that any Backstop Purchaser shall be alleged to be subject to Section 16(b) in respect of such acquisitions under Rule 16a-2(a) under the Exchange Act.

(b) Conditions to the Obligations of the Company. The obligation of the Company to issue and sell the Backstop Purchaser Shares to the Backstop Purchasers on the Effective Date are subject to the following conditions (any or all of which may be waived by the Company):

(i) Approval Order. The Approval Order shall have been entered by the Bankruptcy Court in the form reasonably satisfactory to the Company, and the Approval Order shall have become a Final Order.

(ii) Confirmation Order and Plan. The Confirmation Order shall have been entered by the Bankruptcy Court and such order shall be a Final Order. The Plan as approved and the Confirmation Order as entered in each case by the Bankruptcy Court shall be consistent with the requirements for the Plan and the Confirmation Order set forth in Section 5(b) of this Agreement, and the conditions to confirmation and the conditions to the Effective Date of the Plan shall have been satisfied or waived by the Company in accordance with the Plan.

(iii) CCCA Plan Implementation. The Sanction Order shall have been entered by the Canadian Bankruptcy Court and shall be a Final Order. All conditions to implementation of the CCAA Plan shall have been satisfied or waived in accordance with the CCAA Plan and the CCAA Plan shall have been implemented in accordance with its terms.

(iv) Exit Financing. The Debtors shall have consummated the Exit Financing.

(v) Aggregate Purchase Price. The Subscription Agent shall have delivered to the Company the aggregate purchase price of $355,000,000 for the Common Shares and Preferred Shares issued in accordance with this Agreement and the Rights Offering.

(vi) Representations and Warranties and Covenants. The representations and warranties of each Backstop Purchaser in this Agreement that are not qualified as to material adverse effect on the Backstop Purchaser’s performance of its obligations hereunder or similar qualifications shall be true and correct (without giving effect to any limitation or qualifications as to materiality) in each case, as of the date hereof and at and as of the Effective Date (except for representations and warranties made as of a specific date, which shall be true and correct only as of the specified date), except to the extent that the failure of such representations or warranties to be so true and correct as of such dates, individually or in the aggregate, would not have a material adverse effect on the Backstop Purchaser’s performance of its obligations hereunder, and the representations and warranties that are qualified as to material adverse effect on the Backstop Purchaser’s performance of its obligations hereunder or similar qualifications shall be true and correct in all respects, in each case, as of the date hereof at and as of the Effective Date as if made at and as of the Effective Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), and each Backstop Purchaser shall have, in all material respects, complied with all of the obligations, covenants and conditions to be performed or complied with in this Agreement applicable to it, except as a result of any breach of representations, warranties or covenants by a Defaulting Backstop Purchaser to the extent that the Non-Defaulting Backstop Purchasers or a third party purchase all Default Shares pursuant to Section 2(a)(ii).

(vii) Consents and Approvals. If the purchase of Common Shares and Preferred Shares by the Backstop Purchasers pursuant to this Agreement is subject to the terms of the HSR Act or merger control clearance in the jurisdictions set forth on Schedule 7(a)(ix) of the Disclosure Schedule, the applicable waiting period shall have expired or been terminated or the requisite clearance shall have been obtained, as applicable, with respect to such purchase. All other material notifications, filings, consents, waivers and approvals of or by any Governmental Authority required in connection with the consummation of the Transactions or as contemplated by this Agreement or the Ancillary Agreements shall have been made or obtained and remain in full force and effect.

(viii) No Restraint. No Order shall prohibit the consummation of the Plan, the Rights Offering or the Transactions.

(ix) Officer’s Certificate. The Company shall have received on and as of the Effective Date a certificate of an officer of each Backstop Purchaser confirming that, with respect to such Backstop Purchaser, the conditions set forth in Section 7(b)(vi) herein have been satisfied.

Section 8. Indemnification.

(a) Indemnification Generally. Subject to the approval of this Agreement by the Bankruptcy Court, whether or not the Rights Offering is consummated or this Agreement or the Purchase Commitment of any Backstop Purchaser is terminated, the Company (in such capacity, the “Indemnifying Party”) shall indemnify and hold harmless the Backstop Purchasers and their respective officers, directors, employees, agents, advisors, counsel, representatives, controlling Persons and affiliates (each an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable expenses, joint or several (“Losses”), to which any such Indemnified Person may become subject arising out of or in connection with any claim, challenge, litigation, investigation or proceeding with respect to the Rights Offering, the Purchase Commitments, this Agreement, the Ancillary Agreements or the Transactions, including without limitation, payment of the Commitment Premium, distribution of Rights, purchase and sale of Common Shares in the Rights Offering and purchase and sale of Common Shares and Preferred Shares pursuant to the Purchase Commitments or any breach of the Company of this Agreement or the Ancillary Agreements (a “Claim”), regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse such Indemnified Persons for any reasonable legal or other reasonable out-of-pocket expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing, provided, however, that the foregoing indemnification will not, as to any Indemnified Person, apply to Losses to the extent that they are finally judicially determined to have resulted from the bad faith, gross negligence or willful misconduct on the part of such Indemnified Person or have resulted from a material breach by such Indemnified Person of the terms of this Agreement or the Ancillary Agreements. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and such Indemnified Person on the other hand but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party on the one hand and all Indemnified Persons on the other hand shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company pursuant to the sale of Common Shares and Preferred Shares contemplated by this Agreement bears to (ii) the Commitment Premium payable to the Backstop Purchasers. The Indemnifying Party also agrees that no Indemnified Person shall have any liability based on their comparative or contributory negligence or otherwise to the Indemnifying Party, any person asserting claims on behalf of or in right of any of the Indemnifying Party, or any other person in connection with any Claim, except as to any Indemnified Person to the extent that any Losses incurred by the Company are finally judicially determined to have resulted from bad faith, gross negligence or willful misconduct of such Indemnified Person in performing the services that are the subject of this Agreement or the Ancillary Agreements; provided, however, that in no event shall an Indemnified Person or such other parties have any liability for any indirect, consequential or punitive damages in connection with or as a result of any of their activities related to the foregoing. Furthermore, the Company hereby agrees that it shall not seek indirect, consequential or punitive damages as a result of any breach of the terms hereof. The indemnity, reimbursement and contribution obligations of the Indemnifying Party under this Section 8 shall be in addition to any liability that the Indemnifying Party may otherwise have to an Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnifying Party and any Indemnified Person.

(b) Certain Procedures. Promptly after receipt by an Indemnified Person of notice of the commencement of a Claim (a “Proceeding”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, promptly (and in any event within ten Business Days) notify the Indemnifying Party in writing of the commencement thereof; provided that (i) the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (ii) the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have to an Indemnified Person otherwise than on account of this Section 8. In case any such Proceedings are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person, provided that if the defendants in any such Proceedings include both such Indemnified Person and the Indemnifying Party and such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnified Person. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election so to assume the defense of such Proceedings and approval by such Indemnified Person of counsel, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel in addition to local counsel, approved by the Required Backstop Purchasers, representing the Indemnified Persons who are parties to such Proceedings), (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Proceedings or (iii) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

(c) Limitations. The Indemnifying Party shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld). If any settlement of any Proceeding is consummated with the written consent of the Indemnifying Party or if there is a Final Order for the plaintiff in any such Proceedings, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment in accordance with, and subject to the limitations of, the provisions of this Section 8. Notwithstanding anything in this Section 8 to the contrary, if at any time an Indemnified Person shall have requested the Indemnifying Party to reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Proceedings as contemplated by this Section 8, the Indemnifying Party shall be liable for any settlement of any Proceedings effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by the Indemnifying Party of such request for reimbursement and (ii) the Indemnifying Party shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld in the Indemnified Party’s sole discretion), effect any settlement of any pending or threatened Proceedings in respect of which indemnity has been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Proceedings without the payment by any Indemnified Person of any amounts or the imposition of any non-monetary penalty or obligation and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 9. No Survival of Representations and Warranties. All representations and warranties made in this Agreement shall terminate on the Effective Date.

Section 10. Termination.

(a) Automatic Termination. This Agreement shall automatically terminate if the Bankruptcy Court, or any other court of competent jurisdiction, enters an Order declaring, in a Final Order, that this Agreement is unenforceable.

(b) Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Date upon the mutual written consent of the Company and the Consent of the Backstop Purchasers.

(c) Termination by Backstop Purchasers. Prior to the Effective Date, the Backstop Purchasers (pursuant to a Consent of the Backstop Purchasers) may terminate this Agreement upon written notice to the Company of the occurrence of any of the following events:

(i) Approval Motion Supplement. Failure of the Debtors to file an Approval Motion Supplement within one Business Day following the execution of this Agreement.

(ii) Approval Order. Failure of the Bankruptcy Court to enter an Approval Order in form and substance Reasonably Satisfactory to the Backstop Purchasers within 20 days after the Approval Motion Supplement is filed, or the entry of an order by the Bankruptcy Court (or any other court of competent jurisdiction) vacating the Approval Order.

(iii) Alternative Transaction. The entering of an order by the Bankruptcy Court authorizing the Debtors to enter into an Alternative Transaction.

(iv) Breach or Failure to Perform. By written notice given with the Consent of the Backstop Purchasers (A) if the Company violates, breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement or the Ancillary Agreements and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 7(a)(v) to be satisfied as of the Effective Date, (y) cannot be or has not been cured by June 11, 2010 following delivery by the Backstop Purchasers to the Company of written notice of such breach or failure to perform, and (z) has not been waived with the Consent of the Backstop Purchasers; provided, however, that the right to terminate this Agreement pursuant to this Section 10(c)(iv) shall not be available to the Backstop Purchasers if any of the Backstop Purchasers is then in breach with respect to any of its representations, warranties, covenants or other agreements contained in this Agreement and such breach or failure to perform would give rise to the failure of a condition set forth in Section 7(b)(vi) to be satisfied as of the Effective Date; or (B) in accordance with Section 2(a)(ii).

(v) Disclosure Statement. Failure of the Bankruptcy Court to enter an order approving the Disclosure Statement, in form and substance Reasonably Satisfactory to the Backstop Purchasers, within 20 days after the Approval Motion Supplement has been filed with the Bankruptcy Court.

(vi) Confirmation Order. Failure of the Bankruptcy Court to enter a Confirmation Order in form and substance Reasonably Satisfactory to the Backstop Purchasers by May 28, 2010.

(vii) Sanction Order. Failure of the Canadian Bankruptcy Court to issue the Sanction Order by May 28, 2010 in form and substance Reasonably Satisfactory to the Backstop Purchasers.

(viii) DIP Credit Agreement. If there is an “Event of Default” under the DIP Credit Agreement upon the failure of the debtors thereto to cure in accordance with the provisions of the DIP Credit Agreement, or the failure of the creditors thereto to waive the occurrence of such an Event of Default.

(ix) Exclusivity. The Bankruptcy Court issues an order terminating the Debtors’ exclusive rights pursuant to section 1121 of the Bankruptcy Code to file a plan of reorganization and solicit acceptances thereto.

(x) Termination of CCAA Stay. The stay under the CCAA Proceedings is not extended through the later of June 7, 2010 or the date of implementation of the CCAA Plan.

(xi) Consummation of the Rights Offering. Failure of the Rights Offering to be consummated and the Effective Date (as defined in the Plan) to have occurred by June 11, 2010, other than by reason of a material breach of this Agreement by any of the Backstop Purchasers.

(xii) Dismissal, Conversion or Appointment of Examiner. If the Debtors’ Bankruptcy Cases shall have been dismissed or converted to cases under Chapter 7 of the Bankruptcy Code or if an interim or permanent trustee or an examiner with expanded powers shall have been appointed to oversee or operate the Debtors in their Bankruptcy Cases.

(xiii) Termination of CCAA Proceeding. The CCAA Proceeding is terminated prior to implementation of the CCAA Plan or a receiver, receiver and manager or trustee-in-bankruptcy is appointed over any of the property, assets or undertaking of CSA Canada.

(d) Termination by the Company. The Company may terminate this Agreement upon written notice to the Backstop Purchasers of the occurrence of any of the following events:

(i) Alternative Transaction. In connection with, or at any time following the approval of an Alternative Transaction by the Bankruptcy Court, but prior to the consummation of such Alternative Transaction.

(ii) Breach or Failure to Perform. By written notice from the Company if any Backstop Purchaser violates, breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7(b)(vi) to be satisfied as of the Effective Date (including in accordance with Section 2(a)(ii)), (B) cannot be or has not been cured by June 11, 2010 following delivery by the Company to such Backstop Purchaser of written notice of such breach or failure to perform, and (C) has not been waived by the Company; provided, however, that the right to terminate this Agreement pursuant to this Section 10(d)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition; provided further, however, that if the Non-Defaulting Backstop Purchasers or a third-party have agreed to purchase all of the Default Shares in accordance with Section 2(a)(ii) herein, a breach by any Defaulting Backstop Purchaser shall not give rise to a right to terminate this Agreement.

(iii) Consummation of the Rights Offering. Failure of the Rights Offering to be consummated by June 11, 2010, other than by reason of a material breach of this Agreement by the Company.

(iv) Dismissal, Conversion or Appointment of Examiner. If the Debtors’ Bankruptcy Cases shall have been dismissed or converted to cases under Chapter 7 of the Bankruptcy Code or if an interim or permanent trustee or an examiner with expanded powers shall have been appointed to oversee or operate the Debtors in their Bankruptcy Cases.

(v) Termination of CCAA Proceeding. The CCAA Proceeding is terminated prior to implementation of the CCAA Plan or a receiver, receiver and manager or trustee-in-bankruptcy is appointed over any of the property, assets or undertaking of CSA Canada.

(e) Effect of Termination. Upon termination under this Section 10, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party except that (i) nothing contained herein shall release any party hereto from liability from any breach, and (ii) the covenants and agreements made by the parties herein under Section 2(b), Section 2(c), Section 8, and Section 11 through Section 22 shall survive indefinitely in accordance with their terms.

Section 11. Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given (a) upon receipt if delivered personally, (b) upon written confirmation if sent via electronic facsimile or electronic mail, (c) three Business Days if being mailed by registered or certified mail (return receipt requested), or (d) upon receipt if delivered by an express courier (with confirmation), to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a)	If to the Backstop Purchasers, to the addresses set forth on Schedule I hereto.

with copies to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention:	Adam Weinstein
Arik Preis

Fax: (212) 872-1002

Email:	aweinstein@akingump.com
apreis@akingump.com

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	Christopher Mayer
Timothy Graulich

Fax: (212) 701-5800

Email:	chris.mayer@davispolk.com
timothy.graulich@davispolk.com

(b)	If to the Company, to:

Cooper-Standard Holdings, Inc.

39550 Orchard Hill Place Drive

Novi, Michigan 48375

Attention: General Counsel

Fax: (248) 596-6535

Email: twhefferon@cooperstandard.com

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention:	Gary L. Kaplan
David L. Shaw

Fax: (212) 859-4000

Email:	Gary.Kaplan@friedfrank.com,
David.Shaw@friedfrank.com

Section 12. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other party. Notwithstanding the previous sentence, this Agreement, or the Backstop Purchasers’ obligations hereunder, may be assigned, delegated or transferred, in whole or in part, by the Backstop Purchasers to any Person; provided that any such assignee assumes the obligations of the Backstop Purchasers hereunder and agrees in writing to be bound by the terms of this Agreement in the same manner as the Backstop Purchasers. Notwithstanding the foregoing or any other provisions herein, no such assignment will relieve such Backstop Purchaser of its obligations hereunder, other than in the case of any assignment by a Backstop Purchaser to any Person in respect of which the Company has provided its written consent (such consent not to be unreasonably withheld). A Backstop Purchaser seeking the Company’s consent to an assignment in accordance with the preceding sentence shall notify the Creditors’ Committee (as defined in the Plan) that it is seeking such consent promptly after making a consent request to the Company. Any such assignee will be required to pay the applicable purchase price for shares purchased pursuant to the exercise of Rights under Section 1(a) as provided in such section and any amounts payable upon the exercise of Oversubscription Rights under Section 1(b) and with respect to the Holdback Shares and Backstop Shares by 2:00 p.m., New York time on the second Business Day after receipt of the Commitment Notice or Satisfaction Notice (which deadline will be set forth therein). Except as provided in Section 8 with respect to the Indemnified Parties, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

Section 13. Prior Negotiations; Entire Agreement. This Agreement (including Schedules and Exhibits attached hereto and the Ancillary Agreements) constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement, except that the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties will continue in full force and effect.

Section 14. GOVERNING LAW; VENUE. THIS AGREEMENT, AND ALL CLAIMS ARISING OUT OF OR RELATING THERETO, WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (EXCLUDING CONFLICT OF LAWS RULES AND PRINCIPLES). THE BACKSTOP PURCHASERS HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF, AND VENUE IN, THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE AND WAIVE ANY OBJECTION BASED ON FORUM NON CONVENIENS.

Section 15. Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

Section 16. Waivers and Amendments. This Agreement (including the exhibits and schedules hereto) may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the Company and such Backstop Purchasers that constitute a Consent of the Backstop Purchasers, and, to the extent required, the approval of the Bankruptcy Court; provided, however, that any amendment, modification, supersession, cancellation, renewal, extension or waiver that (i) disproportionately affects any Backstop Purchaser in a material and adverse manner in relation to the other Backstop Purchasers or (ii) changes a Backstop Purchaser’s Commitment Percentage (other than changes expressly contemplated by this Agreement) or the dollar amount payable pursuant to the Purchase Commitment of a Backstop Purchaser (other than changes expressly contemplated by this Agreement) shall not, in each case, be effective with respect to such Backstop Purchaser without such Backstop Purchaser’s prior written consent. Each Backstop Purchaser may grant or withhold such Backstop Purchaser’s written consent to any amendment, modification, supersedence, cancellation, renewal or extension pursuant to the prior sentence in its sole discretion. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

Section 17. Interpretation and Construction. This Agreement has been freely and fairly negotiated among the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed thereto in Schedule III. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes; provided that with respect to any agreement, document or instrument listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. The words “include,” “includes” and “including” will be deemed to be followed by “without limitation.” References to a person are also to its permitted successors and assigns. Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context requires otherwise. When a reference in this Agreement is made to an Article, Section, Exhibit, Annex or Schedule, such reference is to an Article or Section of, or Exhibit, Annex or Schedule to, this Agreement unless otherwise indicated. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 18. Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 19. Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, the parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.

Section 20. Damages. Notwithstanding anything to the contrary in this Agreement, the parties to this Agreement waive their rights to claim or otherwise seek consequential, special or punitive damages or lost profits.

Section 21. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 22. Certain Information. Each party to this Agreement agrees to comply with the reasonable request of another party hereto to provide an appropriate Form W-8 or Form W-9, or other applicable Tax form.

Section 23. Barclays Broker-Dealer. The parties acknowledge that Barclays Capital, Inc. is acting solely as agent for its affiliate, Barclays Bank PLC for purposes of Rule 15a-6 under the Exchange Act. Barclays Bank PLC is solely responsible for all of its representations and warranties and all payment and performance obligations hereunder, and Barclays Capital, Inc. is not responsible for any such obligations.

Section 24. Termination of Original Commitment Agreement. Effective upon the execution of this Agreement, the Company and the Backstop Purchasers party to that certain Commitment Agreement, dated as of February 1, 2010 (the “Original Commitment Agreement”), hereby agree that the Original Commitment Agreement is hereby terminated by the mutual written consent of the Company and each of the Backstop Purchasers party thereto pursuant to and in accordance with Section 10(b) of the Original Commitment Agreement without any liability on the part of any party thereto or hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

COOPER-STANDARD HOLDINGS INC.

By:	/s/ Allen J. Campbell
Name:	Allen J. Campbell
Title:	Vice President and CFO

Cooper-Standard Holdings Inc.

Signature Page to Commitment Agreement

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

OHSF II FINANCING, LTD.		OHA STRATEGIC CREDIT MASTER FUND, L.P.

By:	/s/ Scott D. Krase	By: OHA Strategic Credit GenPar,
Name:	Scott D. Krase	LLC, its general partner
Title:	Authorized Person

		By:	/s/ Scott D. Krase
		Name:	Scott D. Krase
		Title:	Authorized Signatory

OAK HILL CREDIT OPPORTUNITIES FINANCING, LTD.		OHA STRATEGIC CREDIT MASTER FUND II, L.P.

		By:	OHA Strategic Credit GenPar, LLC, its general partner

By:	/s/ Scott D. Krase	By:	/s/ Scott D. Krase
Name:	Scott D. Krase	Name:	Scott D. Krase
Title:	Authorized Person	Title:	Authorized Signatory

LERNER ENTERPRISES, LLC		FUTURE FUND BOARD OF GUARDIANS

By: OAK HILL ADVISORS, L.P.		By: OAK HILL ADVISORS, L.P.
As advisor and attorney-in-fact to		As its Investment Advisor
Lerner Enterprises, LLC

By:	/s/ Scott D. Krase	By:	/s/ Scott D. Krase
Name:	Scott D. Krase	Name:	Scott D. Krase
Title:	Authorized Person	Title:	Authorized Person

Cooper-Standard Holdings Inc.

Signature Page to Commitment Agreement

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

LORD, ABBETT & CO. LLC, as investment advisor on behalf of multiple clients

By:	/s/ Lawrence H. Kaplan
Name:	Lawrence H. Kaplan
Title:	Member & General Counsel

Cooper-Standard Holdings Inc.

Signature Page to Commitment Agreement

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

CAPITAL RESEARCH AND MANAGEMENT COMPANY, for and on behalf of the following funds:

American High-Income Trust

American Funds Insurance Series, Asset Allocation Fund

American Funds Insurance Series, High-Income Bond Fund

By:	/s/ Michael Downer
Name:	Michael Downer
Title:	Senior Vice President & Secretary

Cooper-Standard Holdings Inc.

Signature Page to Commitment Agreement

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

TCW SHARED OPPORTUNITY FUND IV, L.P.		TCW SHARED OPPORTUNITY FUND V, L.P.

By: TCW Asset Management Company, its Investment Adviser		By: TCW Asset Management Company, its Investment Adviser

By:	/s/ Richard H. Stevenson	By:	/s/ Richard H. Stevenson
Name:	Richard H. Stevenson	Name:	Richard H. Stevenson
Title:	Senior Vice President	Title:	Senior Vice President

By:	/s/ Jason A. Breaux	By:	/s/ Jason A. Breaux
Name:	Jason A. Breaux	Name:	Jason A. Breaux
Title:	Senior Vice President	Title:	Senior Vice President

TCW SHARED OPPORTUNITY FUND IVB, L.P.

By: TCW Asset Management Company, its Investment Adviser

By:	/s/ Richard H. Stevenson
Name:	Richard H. Stevenson
Title:	Senior Vice President

By:	/s/ Jason A. Breaux
Name:	Jason A. Breaux
Title:	Senior Vice President

Cooper-Standard Holdings Inc.

Signature Page to Commitment Agreement

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

TD HIGH YIELD INCOME FUND

By:	TD Asset Management Inc.,
as manager and trustee

By:	/s/ Gregory Kocik
Name:	Gregory Kocik
Title:	Managing Director

Cooper-Standard Holdings Inc.

Signature Page to Commitment Agreement

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BARCLAYS BANK PLC
by Barclays Capital, Inc., solely as agent

By:	/s/ Dan Crowley
Name:	Dan Crowley
Title:	Managing Director

Cooper-Standard Holdings Inc.

Signature Page to Commitment Agreement

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SILVER POINT CAPITAL, L.P.

By:	/s/ Michael A. Gatto
Name:	Michael A. Gatto
Title:	Authorized Signatory

Cooper-Standard Holdings Inc.

Signature Page to Commitment Agreement

Schedule III

Index of Defined Terms

“Amended and Restated Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company, in the form attached hereto as Exhibit G.

“Approval Order” means an order of the Bankruptcy Court (such order, in the form filed by the Debtors in the Bankruptcy Court on February 1, 2010, with any revisions, in form and substance Reasonably Satisfactory to the Backstop Purchasers) approving: (A) this Agreement and the form and manner of the Rights Offering and (B) the payment of the fees and expenses provided for herein, including the Commitment Premium.

“Ancillary Agreements” means the Registration Rights Agreement, the Nomination Agreement, the Modified Executive Incentive Plan, the Amended and Restated Certificate of Incorporation, the Certificate of Designations, the By-Laws and such other agreements to be executed by some or all of the parties hereto as may be reasonably necessary to carry out the Transactions including any and all documents which are included in the Plan Supplement (as defined in the Plan).

“Backstop Commitment Fees and Expenses Approval Order” means the order approving the payment of reasonable and documented fees and expenses incurred by counsel for the Backstop Purchasers in connection with the negotiation, documentation, and implementation of the Rights Offering and any and all supporting documents and related transactions, entered by the Bankruptcy Court on January 5, 2010 [Docket No. 671].

“Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

“By-Laws” means the Amended and Restated By-Laws of the Company, in the form attached hereto as Exhibit H.

“Certificate of Designations” means the Cooper-Standard Holdings, Inc. Certificate of Designations for the 7% Cumulative Participating Convertible Preferred Stock, in the form attached hereto as Exhibit J.

“Claimholder” means a person that is Senior Claimholder and/or a Subordinated Claimholder.

“Commission” means the United States Securities and Exchange Commission.

“Common Shares” means shares of New Common Stock.

“Confidentiality Agreements” means (i) the Confidentiality Agreement dated as of February 9, 2010 between Barclays Capital Inc., and the Company and (ii) the Confidentiality Agreement dated as of February 9, 2010 between Silver Point Finance, LLC and the Company.

“Consent of the Backstop Purchasers” means the consent of two-thirds in amount of the Backstop Purchasers, based on Commitment Percentage, which consent may be granted or withheld in accordance with Section 16 of this Agreement.

“Contract” means any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract.

“Convertible Preferred Stock” means the Company’s 7% Cumulative Participating Convertible Preferred Stock, having the terms set forth in the Certificate of Designations.

“Dataroom” means the Intralinks data room maintained by the Company under the name “Project Comet.”

“DIP Credit Agreement” means that certain Debtor-In-Possession Credit Agreement, dated as of December 18, 2009, among the Company, Cooper-Standard Automotive Inc., Cooper-Standard Automotive Canada Limited, Metzeler Automotive Profile Systems GMbH, the various lenders party thereto, Deutsche Bank Trust Company Americas, and Deutsch Bank Securities Inc. and any replacement facility approved by the Bankruptcy Court.

“Eligible Subordinated Claimholder” means a Subordinated Claimholder that returns an Investor Certificate to the Subscription Agent indicating that it is an Accredited Investor or a QIB.

“Economic Sanctions Laws” means: (i) the Trading With the Enemy Act, 50 U.S.C. App. §5 et seq.; (ii) the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq.; (iii) Executive Order No. 13224 on Terrorist Financing: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (September 23, 2001), as amended by Executive Order 13268 (July 3, 2002); or (iv) any other United States Law or regulation concerning economic sanctions administered by the U.S. Department of Treasury Office of Foreign Assets Control.

“Effective Date” means the effective date of the Plan and the date of implementation of the CCAA Plan.

“Environmental Laws” means all applicable federal, state, provincial, local and foreign laws, rules, regulations, by-laws, codes, judicial or administrative decisions and orders relating to the protection of human health and safety or the environment.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Exit Financing” means, with respect to the Company and its Subsidiaries, one or more debt facilities or instruments with banks or other institutional investors or lenders providing for revolving credit loans, term loans, letter of credit facilities, receivables or similar factoring arrangements, bank guarantees and/or other long term indebtedness, in any case entered into on or prior to (but effective as of) the Effective Date with terms and conditions, and with documentation in form and substance, which is Reasonably Satisfactory to the Backstop Purchasers.

“Final Order” means an order, ruling or judgment of the Bankruptcy Court, Canadian court or any other court of competent jurisdiction, as applicable, which has not been reversed, vacated or stayed and as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing are then pending, or as to which any right to appeal, petition for certiorari, reargue, or rehear has been waived in writing in form and substance satisfactory to the Debtors and Reasonably Satisfactory to the Backstop Purchasers or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court, Canadian Bankruptcy Court or other court of competent jurisdiction (as applicable) has been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing has been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing has expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state or provincial court rules of civil procedure, may be filed with respect to such order will not cause such order not to be a Final Order.

“Governmental Authority” means any government, any governmental administrative or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal, arbitral or judicial body, in each case whether federal, state, county, provincial, territorial, and whether local, state, foreign or multinational.

“Hazardous Materials” means any pollutant, substance, asbestos and asbestos-containing materials, waste, material, contaminant, petroleum, petroleum-containing materials, radiation and radioactive materials or polychlorinated biphenyls as defined in, or regulated by, any Environmental Laws.

“Intellectual Property” means (i) registered and unregistered copyrights in both published works and unpublished works, (ii) fictitious business names, trading names, domain names, corporate names, trade dress, registered and unregistered trademarks, service marks, and pending applications for any of the foregoing, (iii) any patents and patent applications, and all reissues, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (iv) computer software (source code and object code) or middleware, and (v) know-how, trade secrets and other proprietary and confidential information, including proprietary and confidential customer/vendor lists, technical information, data, data bases, process technology, plans, drawings, agreements, licenses and blue prints.

“Independent Nomination Parties” means Capital Research and Management Company or its affiliates, TCW Asset Management Company or its affiliates, TD Asset Management Inc. or its affiliates, and Lord, Abbett & Co. LLC or its affiliates.

“Investor Certificate” has the meaning assigned thereto in the Plan.

“Knowledge of the Company” means the knowledge, after due inquiry of their direct reports, of any of the following personnel of the Company: (i) Jim McElya, Chairman and Chief Executive Officer; (ii) Kimberly Dickens, Vice President Human Resources; (iii) Tim Hefferon, General Counsel; (iv) Ed Hasler, Vice Chairman/President North America; (v) Mike Verwlist, Vice President M&A Properties; (vi) Allen Campbell, Chief Financial Officer; (vii) Robert C. Johnson, Vice President Tax; and (viii) Helen Yantz, Vice President Corporate Controller.

“Law” means any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, rule, regulation or other similar legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Material Adverse Effect” means any circumstance, change in or effect on the Company and its Subsidiaries, taken as a whole, that individually or in the aggregate with all other circumstances, changes in or effects on the Company and its Subsidiaries, taken as a whole, is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), results of operations or the conditions (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect and none of the following shall be taken into account in determining whether there has been or may be a Material Adverse Effect: (i) any changes in any Law after the date hereof or the interpretation or enforcement thereof, (ii) any changes generally affecting the industries in which the Company and its Subsidiaries operate, (iii) any change or development in United States financial or securities markets, general economic or business conditions, or political or regulatory conditions, (iv) any act of war, armed hostilities or terrorism, (v) any changes in GAAP or accounting principles or the interpretation or enforcement thereof, (vi) the negotiation, execution, delivery, performance, public announcement or existence of, or compliance with, of this Agreement, the Rights Offering, the Plan or any of the other Transactions (including, without limitation, any litigation related thereto and/or any adverse change in customer, employee, supplier, financing source, licensor, licensee, stockholder, joint venture partner or any other similar relationships), (vii) any failure, in and of itself, of the Company or any of its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being understood and agreed that the facts and circumstances giving rise to or contributing to such failure may by taken into account in determining whether a Material Adverse Effect has occurred), (viii) any effect resulting from any act or omission of the Debtors taken with the prior written Consent of the Backstop Purchasers; or (ix) any effect resulting from the filing of the Chapter 11 Cases; provided, further, however, that any circumstance, change or effect described in clauses (i) – (v), may be taken into account in determining whether there has been or may be a “Material Adverse Effect” to the extent such circumstance, change or effect on the Company and its Subsidiaries, taken as a whole, is materially disproportionate as compared to its impact on other participants in the industries in which the Company and its Subsidiaries operate (but only the incremental impact of such circumstance, change or effect shall be taken into account). The foregoing notwithstanding, the parties hereby agree that any circumstances, changes or effects, in each case specific to the Company or its Subsidiaries, taken as a whole, that individually or in the aggregate with all other circumstances, changes or effects specific to the Company or its Subsidiaries, would: (a) if measured as of the date hereof, reasonably be expected to result in a reduction in Total Enterprise Value by more than 5% or (b) if measured after the date hereof, reasonably be expected to result in a reduction in Total Enterprise Value by more than 20%, then such circumstances, changes in or effects on the Company and its Subsidiaries, taken as a whole, shall be deemed to be a “Material Adverse Effect.” For purposes of the foregoing sentence, the parties hereby agree that Total Enterprise Value as of the date hereof is $925,000,000, and the parties also assume that such Total Enterprise Value is in no way discounted to take into account circumstances, changes or effects that would result in any representation or warranty of the Company not being true and correct; provided that it is understood the parties have agreed to such Total Enterprise Value solely for purposes of the foregoing sentence, without prejudice to the positions the Backstop Purchasers may take in any other circumstances.

“New Common Stock” means the new common stock, par value $0.001 per share, of the Company.

“Order” means any order, judgment, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Permitted Encumbrances” means (i) Liens imposed by an Order of the Bankruptcy Court; (ii) Liens imposed by Law for taxes, rates, assessments or other governmental charges or levies the payment of which is not yet due, or for which installments have been paid based on reasonable estimates pending final assessments, or if due, the validity of which is being contested and for which reserves have been taken in accordance with and to the extent required by U.S. GAAP; (iii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers’ and other like Liens imposed by Law (including Liens of customs and revenue authorities to secure customs duties in connection with the importation of goods), arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested; (iv) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (v) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (vi) easements, zoning restrictions, rights-of-way, licenses, permits, reservations, covenants, servitudes, and rights in the nature of easements (including, without limiting the generality of the foregoing, licenses, easements, rights-of-way and rights in the nature of easements for sidewalks, public ways, sewers, drains, gas, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cables) and land use and building restrictions, by-laws, regulations and ordinances of federal, provincial, regional, state, municipal and other Governmental Authorities, minor defects or irregularities of title and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company or any of its Subsidiary; (vii) landlords’ and lessors’ and other like Liens in respect of rent not in default or being reasonably contested and the rights of any tenant, occupant or licensee under any lease, occupancy agreement or license which do not materially impair the use of the real property subject thereto for the purpose for which it is used by that Person; and (viii) the right reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit acquired by that Person or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Preferred Shares” means shares of Convertible Preferred Stock.

“Proceeds Letter” means that certain letter agreement, dated as of the date hereof, by and among Barclays Bank PLC, Silver Point Capital, L.P., Capital Research and Management Company and Oak Hill Advisors, L.P.

“Purchase Price” means the Common Purchase Price, Holdback Purchase Price or the Preferred Purchase Price, as applicable.

“QIB” means a “qualified institutional buyer” within the meaning of Regulation 144A promulgated under the Securities Act.

“Reasonably Satisfactory to the Backstop Purchasers” means reasonably satisfactory to two-thirds in amount of the Backstop Purchasers based on Commitment Percentage.

“Related Party” means: (i) any affiliate of the Company, or any director, executive officer, general partner or managing member of such affiliate; (ii) any person who serves or within the past five years has served as a director, executive officer, partner, member, employee, consultant or in a similar capacity of the Company; (iii) any immediate family member of a person described in clause (ii); or (iv) any other person who holds, individually or together with any affiliate of such other person and any member(s) of such person’s immediate family, more than 5% of the outstanding equity or ownership interests of the Company or any of its affiliates.

“Reorganized Debtors” means the Debtors from and after the Effective Date.

“Restricted Party” means: (i) any target of Economic Sanctions Laws or any person, entity or vessel, directly or indirectly, controlled by or acting for or on behalf of any such target, or (ii) any person, entity or vessel listed on the “Specially Designated Nationals and Blocked Persons” List maintained by the Office of Foreign Assets Control.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Senior Claimholder” means a holder of a pre-petition claim with respect to the Senior Notes.

“Senior Notes” means the Company’s 7% Senior Notes due 2012.

“Senior Subordinated Notes” means the Company’s 8 3/8 Senior Subordinated Notes due 2014.

“Subordinated Claimholder” means a holder of a pre-petition claim with respect to the Senior Subordinated Notes.

“Subscription Agent” means Kurtzman Carson Consultants LLC, as the subscription agent for the Rights Offering.

“Subscription Form” means the form delivered to all Eligible Subordinated Claimholders pursuant to which such Eligible Subordinated Claimholders may exercise their Rights.

“Taking” means a taking, expropriation or voluntary conveyance of all or part of any real property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation, expropriation or other eminent domain proceeding by any governmental authority, whether or not the same shall have actually been commenced.

“Warrants” means warrants to purchase an aggregate of 2,419,753 Common Shares pursuant to the Plan and this Agreement (including the Backstop Purchaser Warrants), in form and substance Reasonably Satisfactory to the Backstop Purchasers and the Company, having the terms as set forth on Exhibit D.

Term	Section
409A Authorities	Section 3(v)(xvi)
Accredited Investor	Section 4(e)
Action	Section 5(g)(viii)
Agreement	Preamble
Alternative Financing Breach	Section 2(b)(ii)
Alternative Transaction	Section 2(b)(ii)
Approval Motion Supplement	Section 5(a)
Backstop Commitment	Section 2(a)(ii)
Backstop Purchaser Default	Section 2(a)(ii)
Backstop Purchaser Shares	Recitals
Backstop Purchasers	Preamble
Backstop Purchaser Warrants	Recitals
Backstop Shares	Recitals
Bankruptcy Cases	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bankruptcy Rules	Section 3(b)(i)
Canadian Bankruptcy Court	Recitals
Canadian Pension Plan	Section 3(v)(v)
Claim	Section 8(a)
COBRA	Section 3(v)(xii)
Code	Section 3(v)(i)
Commencement Date	Section 1(a)(ii)
Commission Documents	Section 3(j)
Commitment Notice	Section 1(e)
Commitment Percentage	Section 2(a)(i)
Commitment Premium	Section 2(b)(i)
Common Commitment	Section 2(a)(i)
Common Purchase Price	Recitals
Company	Preamble
Company Benefit Plan(s)	Section 3(v)(i)
Confirmation Hearing	Section 5(h)
Confirmation Order	Section 2(e)
Court Orders	Section 3(b)(i)
CCAA	Recitals

Term	Section
CCAA Plan	Recitals
CCAA Proceeding	Recitals
CSA Canada	Recitals
CWIPP	Section 3(v)(ii)
Debtors	Recitals
Default Purchase Right	Section 2(a)(ii)
Default Shares	Section 2(a)(ii)
Defaulting Backstop Purchaser	Section 2(a)(ii)
Determination Date	Section 1(e)
Disclosure Schedule	Section 3
Disclosure Statement	Recitals
DOL	Section 3(v)(iv)
EC Merger Regulation	Section 6(c)
ERISA	Section 3(v)(i)
ERISA Affiliate	Section 3(v)(i)
Expiration Time	Section 1(a)(ii)
Final Regulations	Section 3(v)(xvi)
Financial Statements	Section 3(j)
Foreign Plan	Section 3(v)(xix)
GAAP	Section 3(j)
Holdback Common Shares	Recitals
Holdback Preferred Shares	Recitals
Holdback Purchase Price	Recitals
Holdback Shares	Recitals
HSR Act	Section 3(h)
Indemnifying Party	Section 8(a)
Indemnified Person	Section 8(a)
IRS	Section 3(v)(iv)
Liens	Section 3(bb)
Joint Venture	Section 3(e)
Labor Disruption	Section 3(w)(i)
Losses	Section 8(a)
Material Contracts	Section 3(ee)(i)
Material Customer	Section 3(ff)
Modified Executive Incentive Plan	Section 5(h)
Multiemployer Plan	Section 3(v)(ii)
Nomination Agreement	Section 2(d)(i)(F)
Non-Defaulting Backstop Purchaser	Section 2(a)(ii)
Nonqualified Deferred Compensation Plan	Section 3(v)(xvi)
Noteholder Claims	Section 6(a)
Original Commitment Agreement	Recitals
Oversubscription Payment Date	Section 1(b)
Oversubscription Payment Notice	Section 1(b)
Oversubscription Right	Section 1(b)
Owned Real Property	Section 3(bb)

Term	Section
PBA	Section 3(v)(i)
PBGC	Section 3(v)(vii)
PBGF	Section 3(v)(vii)
Plan	Recitals
Preferred Commitment	Section 2(a)(i)(C)
Preferred Purchase Price	Recitals
Proceeding	Section 8(b)
Purchase Commitment	Section 2(a)(i)(C)
Real Property Leases	Section 3(bb)
Registration Rights Agreement	Section 2(d)(i)(E)
Right	Recitals
Rights Exercise Period	Section 1(a)(ii)
Rights Offering	Recitals
Rights Offering Escrow Amount	Section 1(a)(ii)
Rights Offering Procedures	Recitals
Rights Offering Shares	Recitals
Sanction Order	Section 5(b)
Satisfaction Notice	Section 1(e)
Subsidiary/Subsidiaries	Section 3(a)
Supporting Note Shares	Section 2(h)
Supporting Senior Noteholders	Section 2(h)
Supporting Senior Notes	Section 2(h)
Tax Return	Section 3(cc)(i)
Taxes	Section 3(cc)(i)
Title IV Plan	Section 3(v)(v)
Transaction Expenses	Section 2(c)
Transactions	Section 2(c)
Welfare Plan	Section 3(v)(xii)